Exhibit 10.7

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****) OR WITH THE WORD “[REDACTED]”.

CRUDE OIL ACQUISITION AGREEMENT

between

MORGAN STANLEY CAPITAL GROUP INC.

and

TOLEDO REFINING COMPANY LLC

Dated as of May 31, 2011

i

Schedules

Schedule 1 – Pipelines

Schedule 2 – Transfer Points and Pricing Dates

Schedule 3 – Form of Nomination and Forecast Report

Schedule 4 – Form of Weekly Nomination

Schedule 5 – Crude Oil Pricing Formulas

Schedule 6 – Form of WTI Differential Report

Schedule 7 – Estimated Transit Time and TVM Cost Calculation Methodology

Schedule 8 – Logistics Costs

Schedule 9 – Enbridge North Dakota Line Terms

Schedule 10 – Hedge Adjustment Amount

ii

CRUDE OIL ACQUISITION AGREEMENT

This Crude Oil Acquisition Agreement is made as of May 31, 2011 (the “Effective Date”) between Morgan Stanley Capital Group Inc., a Delaware corporation whose principal place of business is located at 2000 Westchester Avenue, Floor 01, Purchase, New York 10577-2530 (“MSCG”) and Toledo Refining Company LLC, a Delaware limited liability company who has a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“TRC”) (each of MSCG and TRC referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, pursuant to the terms of that certain Crude Oil Inventory Sale Agreement dated as of the date hereof between TRC and MSCG (the “Inventory Sale Agreement”), as of 12:00:01 a.m. EPT as of the Commencement Date TRC will purchase from MSCG, and MSCG will sell and transfer to TRC, all of MSCG’s title to and interest in all inventories of Crude Oil that are owned by MSCG and (i) located at TRC’s refinery in Toledo, Ohio (the “Refinery”), (ii) in transit and located within various common carrier pipelines, and (iii) within tanks and related piping at third-party storage and terminaling facilities, in each case as further described herein (the volumes of such Crude Oil purchased pursuant to the Inventory Sale Agreement, the “Initial Inventory”);

WHEREAS, TRC and MSCG each desire that, commencing on the Commencement Date, MSCG sell to TRC, and TRC purchase from MSCG, Crude Oil at Marysville, Michigan, Patoka, Illinois, Longview, Texas, Cushing, Oklahoma and St. James, Louisiana and certain other locations agreed upon between the Parties (the “Delivery Locations”) for shipment to the Refinery or to such other locations as TRC elects.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MSCG and TRC hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.

“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (a) (i) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (ii) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; (iii) has a senior unsecured credit rating of at least “A” (or its then current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A2” (or its then current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto); and (iv) meets the applicable criteria of the demanding Party for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria; or (b) is otherwise acceptable to the demanding Party in its sole discretion.

“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.3.

“Adjustment Amount” has the meaning specified in Section 8.2.4.

“Affected Party” has the meaning specified in Section 18.3.

“Affiliate” means, in relation to either Party, any entity controlled, directly or indirectly, by such Party, any entity that controls, directly or indirectly, such Party, or any entity directly or indirectly under common control with such Party. For this purpose, “control” of any entity or Party means ownership of a majority of the issued shares, or voting power or control in fact, of the entity or Party. For purposes of this Agreement, the term “Affiliate” does not include Morgan Stanley Derivative Products Inc.

“Agreement” or “this Agreement” means this Crude Oil Acquisition Agreement and all Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Costs” means all actual direct and indirect costs and expenses associated with or arising from the acquisition, storage, receipt, delivery, handling, loading, discharge, and movement of Crude Oil to the Delivery Locations, and all Taxes and charges imposed by any Governmental Authority. For the avoidance of doubt, Ancillary Costs shall include all Logistics Impairment costs, expenses and losses.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.

“Bankrupt” means, with respect to a Party, its Guarantor, any of its direct or indirect parent companies or any entity issuing a letter of credit on its behalf hereunder, as the case may be, that such Party (or its Guarantor, any of its direct or indirect parent companies or an entity providing a letter of credit on its behalf hereunder): (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.

“Barrel” means 42 U.S. Gallons measured at a temperature of 60 degrees Fahrenheit and an absolute pressure of 29.921 inches of mercury.

“Base Interest Rate” means the lesser of ***** and the maximum rate of interest permitted by Applicable Law.

“Breakage Costs” means, without duplication, all out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of termination and liquidation of this Agreement, any Supply Contract (excluding any supply contracts assigned from TRC to MSCG in February 2011) and any Specified Agreement, in each case including reasonable attorneys’ fees, court costs, collection costs, interest charges and other disbursements, and any costs incurred in a reasonable commercial manner in obtaining, maintaining, replacing or liquidating commercially reasonable hedges or trading positions relating to (i) the volumes of Crude Oil for which MSCG has incurred forward purchase or sale obligations or forward price risks in contemplation of fulfilling its objectives under this Agreement, (ii) or (iii) any Specified Agreement that is being terminated and liquidated.

“Business Day” means a day on which banks are open for general commercial business in New York, New York.

“Change of Control” means, as to TRC, the occurrence of, or the taking of any corporate action to facilitate, any of the following:

(i)	the consolidation of TRC or its Guarantor with another person, the merger of TRC or its Guarantor into another person, the merger of another person into TRC or its Guarantor, or any similar event pursuant to a transaction in which 50% or more of the voting shares of TRC are changed into or exchanged for cash, securities or other property (other than any such transaction where the holders of the voting shares of TRC or its Guarantor immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the surviving or resulting person or persons immediately after such transaction); or

(ii)	the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any person other than TRC or its Guarantor becomes the beneficial owner directly or indirectly, of more than 30% of the voting shares of TRC or its Guarantor;

provided, however, that an initial public offering shall not constitute a Change of Control.

For purposes of this definition, any transfer of an equity interest in a person that was formed for the purpose of acquiring voting shares of a person shall be deemed to be a transfer of such portion of such voting shares as corresponds to the portion of the equity of such person that has been so transferred.

“Change of Law” means, on or after the Effective Date of this Agreement, any Applicable Law is adopted or changed or any court, tribunal or regulatory authority with competent jurisdiction changes its interpretation of any Applicable Law.

“Commencement Date” means June 1, 2011 or, if the conditions set forth in Sections 3.2, 3.3 and 3.4 have not been satisfied or waived in accordance with the terms of the applicable provisions on or before June 1, 2011, a mutually agreed date following the June 1, 2011 on which all such conditions have been satisfied or waived, which date shall be a Business Day that the Parties shall specify in a written “Commencement Date Certificate”.

“Consumption Month” has the meaning specified in Section 8.2.1.

“Counterparty” means any person from whom MSCG purchases Crude Oil for delivery to the Refinery and sale to TRC, including any person that sells Crude Oil under a Supply Contract.

Credit Agreement” means (i) any present or future material agreement or undertaking by TRC or its parent for financing Refinery operations, (ii) any present or future material extension of credit, credit facility, guaranty, loan or indenture to or for TRC or its parent, (iii) any material obligation of TRC or its parent (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of TRC’s or any of its parent’s obligations, with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter, Affiliate or any other person, including the Promissory Note dated on or about March 1, 2011 in the amount of $200,000,000 issued by TRC to Sunoco, the Security Agreement related thereto between TRC and Sunoco, the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing by TRC to Sunoco, dated on or about March 1, 2011 and the Revolving Credit Agreement.

“Credit Event Upon Merger” means a Party or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, (i) the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement or any Specified Agreement, either by operation of law or by an agreement satisfactory to the other Party or otherwise, or (ii) in the reasonable opinion of the other Party, the creditworthiness of the successor, surviving or transferee entity, is materially weaker than the predecessor entity immediately prior to the consolidation, amalgamation, merger or transfer.

“Crude Oil” means crude oil, feedstock (excluding vacuum gas oils, also referred to as VGOs) and lube extracted feedstock (also referred to as LEF).

“Daily Purchase Payment Amount” has the meaning specified in Section 8.1.

“Daily Report of Refinery Volumes” has the meaning specified in Section 5.8.

“DCRC” means Delaware City Refining Company LLC.

“DCRC Offtake Agreement” means the offtake agreement between MSCG and DCRC dated as of April 7, 2011 relating to MSCG’s purchase from DCRC of refined petroleum products produced in DCRC’s Delaware City, Delaware refinery.

“Default” means any of the events or circumstances specified as such in Section 18.2.

“Default Interest Rate” means the lesser of (i) the Prime Rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which the payment was due plus *****%, and (ii) the maximum rate of interest permitted by Applicable Law.

“Defaulting Party” has the meaning specified in Section 18.4.

“Delivered Volumes” has the meaning specified in Section 8.1.

“Delivery Date” means any day on which Crude Oil is delivered by MSCG to TRC at a Delivery Location and purchased by TRC at the Transfer Point.

“Delivery Locations” has the meaning specified in the recitals hereto, and each individually, a “Delivery Location”.

“Delivery Month” has the meaning specified in Section 5.3.

“Designated Executive” means the Chief Executive Officer, Chief Financial Officer, President, Secretary (or other senior officer of a Party that is acceptable to the other Party) that is authorized to execute and deliver on such Party’s behalf the certificates required by Section 3.

“Early Termination Date” has the meaning specified in Section 18.4.4.

“Early Termination Fee” means the amount payable by one Party to the other Party in connection with the early termination of this Agreement in the amount specified in Section 18.5.

“Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, the date first written above, upon which this Agreement shall become binding upon and enforceable against the Parties.

“Enbridge North Dakota Line” means the gathering and transportation pipeline for Crude Oil from established receiving points in the areas of Montana and North Dakota to established destination points in Minnesota, Montana and North Dakota for the movement beyond to interstate destinations, that is owned and operated by Enbridge Energy Partners, L.P.

“Environmental Law” means any existing or past law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“EPT” means Eastern Prevailing Time.

“Event of Default” means any of the events or circumstances specified as such in Section 18.2.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Force Majeure Event” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals; accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

For purposes of this Agreement, the failure of any Counterparty to perform its obligations to deliver Crude Oil to MSCG pursuant to any Supply Contract, whether as a result of a Force Majeure Event (as defined herein), breach of contract by such Counterparty or any other reason beyond the reasonable control of MSCG or that cannot be mitigated by MSCG through reasonable commercial efforts, shall constitute a Force Majeure Event as to MSCG with respect to MSCG’s obligation to sell such Crude Oil to TRC.

For purposes of this Agreement, the term “Force Majeure” expressly excludes:

(i)	a failure of performance of any person other than the Parties (except to the extent that such failure otherwise would constitute a Force Majeure Event but for this exclusion);

(ii)	the loss of a Party’s market or any market conditions for any products produced at the Refinery or any market conditions that are unfavorable for either Party;

(iii)	any failure by a Party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement; and

(iv)	a Party’s inability to economically perform its obligations under any transaction undertaken pursuant to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority and any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.

“Guarantor” means, with respect to MSCG, Morgan Stanley, and with respect to TRC, PBF.

“Guaranty” means (i) the guaranty by MSCG’s Guarantor of MSCG’s prompt and complete payment of obligations under this Agreement, and (ii) the guaranty by TRC’s Guarantor of TRC’s prompt and complete payment of obligations under this Agreement.

“Independent Inspector” means a licensed person acceptable to both Parties that performs sampling, quality analysis and quantity determinations of the Crude Oil purchased by a Party under this Agreement.

“Initial Inventory” has the meaning specified in the recitals hereto.

“Initial Nomination” has the meaning specified in Section 5.3.

“Initial Term” has the meaning specified in Section 2.1.

“Inventory Sale Agreement” has the meaning specified in the recitals hereto.

“Letter of Credit Default” means the occurrence of any of the following events as to any outstanding letter of credit: (i) the Acceptable Letter of Credit Issuer no longer meets one or both of the criteria of an “Acceptable Letter of Credit Issuer” as defined in this Agreement; (ii) the Acceptable Letter of Credit Issuer fails to comply with or perform its obligations under such letter of credit; (iii) the Acceptable Letter of Credit Issuer disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such letter of credit; (iv) the letter of credit expires or terminates, or fails or ceases to be in full force and effect at any time during any period when the demanding Party requires that the other Party maintain the letter of credit; (v) the Party providing the letter of credit as Security fails to cause a renewal or replacement letter of credit to be delivered to the demanding Party at least 15 Business Days (or by such other date required by the demanding Party) prior to the expiration of such letter of credit; or (vi) the Acceptable Letter of Credit Issuer becomes or is Bankrupt.

“Liabilities” means any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, charges, fines, penalties, deficiencies, assessments, interest, fines, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any Liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Liabilities with respect to Environmental Laws.

“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as MSCG may select or, in the absence of such availability, by reference to the rate at which MSCG is offered one-month U.S. dollar deposits at or about 11:00 a.m. (London time) in any interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted. LIBOR shall be established on the first day on which a determination of the interest rate is to be made under this Agreement and shall be adjusted daily based on the one-month LIBOR quotes made available through the foregoing sources.

“Lien” means any lien, security interest, pledge, mortgage, claim, charge or other encumbrance of any nature whatsoever that secures any obligation of any person or any other agreement or arrangement having a similar effect.

“Logistics Impairment” has the meaning specified in Section 5.5.

“Material Adverse Change” means, (i) as to TRC or its Guarantor, any condition, circumstance, event, change or effect or combination thereof that individually or in the aggregate has or reasonably could be expected to have or result in (A) a material adverse change in, or a material adverse effect upon, TRC’s or its Guarantor’s operations, business, properties, condition (financial or otherwise) or prospects taken as a whole, for which MSCG has reasonable grounds for insecurity under this Agreement; (B) a material impairment of the ability of TRC to perform any of its obligations under any of the Transaction Documents or any Specified Agreement or of its Guarantor to perform any of its obligations under the Guaranty, or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against TRC of any of the

Transaction Documents or any Specified Agreement or against its Guarantor of the Guaranty, or any rights or remedies against such Party under any of the Transaction Documents, Specified Agreement or the Guaranty, as the case may be, and (ii) as to MSCG, *****.

“Monthly Amendment” has the meaning specified in Section 5.3.

“MSCG In-Transit Volumes” means, from time to time, any Crude Oil that MSCG purchased from third parties and is in-transit to a Delivery Location, wherever located, including while within a Pipeline, in storage tanks and including any line fill, tank bottoms and working inventories.

“MSCG Acquisition Report” has the meaning specified in Section 5.6.

“Net Daily Payment Amount” has the meaning specified in Section 9.1.

“Nominated Volume” has the meaning specified in Section 5.3.

“Nomination and Forecast Report” (or “NFR”) has the meaning specified in Section 5.3.

“Non-Performing Party” means either the Affected Party or the Defaulting Party.

“NYMEX” means the New York Mercantile Exchange.

“NYMEX Trading Day” means each day on which NYMEX is scheduled to be open for trading and on which it is actually open for trading during the hours it is so scheduled to be open; provided that where used as the basis of a forward-looking determination, “NYMEX Trading Day” shall mean each day on which NYMEX is scheduled to be open for trading.

“Payment Amount Invoice” has the meaning specified in Section 9.1.

“Payment Date” means, with respect to each Delivered Volume, the Business Day following the applicable Pricing Date.

“PBF” means PBF Holding Company LLC, a limited liability company organized under the laws of the state of Delaware.

“Performing Party” has the meaning specified in Section 18.4.

“Pipelines” means, collectively, each of the pipelines listed in Schedule 1 as such schedule may be amended from time to time upon the agreement of the Parties, and “Pipeline” means any one of these.

“Potential Event of Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“PRC” means Paulsboro Refining Company LLC, a subsidiary of PBF, and a limited liability company organized under the laws of the state of Delaware.

“Price” means the price per barrel of Crude Oil determined in accordance with Schedule 5.

“Pricing Date” means, with respect to the volume of Crude Oil delivered on a Delivery Date at a Delivery Location, the day specified in Schedule 2 as such schedule may be amended from time to time upon the agreement of the Parties.

“Quarterly Forward Price Report” has the meaning specified in Section 5.2.

“Refinery” has the meaning specified in the recitals hereto.

“Refinery Volumes” has the meaning specified in Section 5.8.

“Renewal Term” has the meaning specified in Section 2.2.

“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, auditors, consultants, banks, financial advisors and legal advisors.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated on or about December 17, 2010, among PBF, DCRC and PRC as borrowers, and the guarantors and lenders party thereto, which the parties thereto and TRC intend to amend and restate to, among other things, increase the maximum aggregate principal amount to $500,000,000 and add TRC as a borrower.

“Run-off Period” has the meaning specified in Section 11.1.

“Security” has the meaning specified in Section 12.6.3.

“Specified Agreement” means any agreement between the Parties to purchase, sell or exchange commodities, including any spot or forward contract, future, option, swap, swap option, cap, floor or collar or other derivative transaction on or with respect to a commodity or any combination of these transactions.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of TRC or any Affiliate of TRC in respect of borrowed money.

“Sunoco” means Sunoco, Inc. (R&M).

“Supply Contract” means a contract between MSCG and a Counterparty for the purchase of Crude Oil by MSCG for the purpose of meeting MSCG’s delivery obligations to TRC under this Agreement, including any Crude Oil purchase contract assigned from TRC to MSCG.

“Taxes” means any and all U.S., Canadian and foreign federal, provincial, state and local taxes, import and export customs duties, imposts, duty fees and charges of every description, including all excise, goods and services, severance, production, carbon, environmental, oil spill (including for avoidance of doubt the U.S. federal oil spill tax), gross receipts, commercial activity, and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation, importation, exportation or handling of the Crude Oil or measured by the price of the Crude Oil or the proceeds of sale under this Agreement, including for any Tax, any interest, penalties or additions to tax attributable to any such Tax or for the failure to file any tax return or report; provided, however, that the term “Taxes” does not include: (i) any tax imposed on or measured by net profits or net income unless such tax is imposed specifically on the sale of Crude Oil; (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; and (iii) business license or franchise taxes or registration fees.

“Term” means the Initial Term and any Renewal Term or Renewal Terms.

“Term Loan Agreement” means the Term Loan Credit Agreement dated on or about December 17, 2010 among PBF, DCRC and PRC as borrowers, and the guarantors and lenders party thereto.

“Termination Agreement” means termination agreement between the Parties dated as of the date hereof pursuant to which the Parties will terminate (i) the Crude Oil Supply Agreement dated as of February 25, 2011 between the Parties and (ii) the Terminaling and Storage Services Agreement between the Parties dated as of February 25, 2011.

“Termination Amount” has the meaning specified in Section 18.8.

“Termination Date” has the meaning specified in Section 11.1.

“Termination Event” means an Event of Default or an Additional Termination Event.

“Transaction Documents” means this Agreement, the Termination Agreement, the Inventory Sale Agreement, the Supply Contracts, any assignment contracts relating to the Pipelines between the Parties, each Guaranty, the Intercreditor Agreement and any confirmations or other writings or communications that document the sales of Crude Oil from MSCG to TRC.

“Transfer Points” means the locations specified in Schedule 2 hereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unpaid Amounts” means any amounts owed by one Party to another Party under this Agreement that have not been paid as of the date of determination.

“Weekly Nomination” has the meaning specified in Section 5.4.

“Working Capital Rate” has the meaning specified in Section 8.2.4.2.

“WTI” means light sweet U.S. domestic crude oil (West Texas Intermediate) deliverable in satisfaction of futures contract delivery obligations under the rules of NYMEX.

“WTI Differential Report” has the meaning specified in Section 8.2.1.

“WTI Hedge Volume” has the meaning specified in Section 8.2.1.

1.2	Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	words using the singular or plural number also include the plural or singular number, respectively;

1.2.2	references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;

1.2.3	references to a provision of Applicable Law or Applicable Laws generally are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;

1.2.4	references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;

1.2.5	references to “dollars” or “$”mean U.S. dollars;

1.2.6	references to “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof. References to any other agreement, or other document or to a provision contained in any of these, shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, suspended, assigned or novated in accordance with its terms;

1.2.7	references to “assets” include present and future properties, revenues and rights of every description;

1.2.8	references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.9	the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Section, subsection, Schedule or subdivision of this Agreement;

1.2.10	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.2.11	references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.12	references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement; and

1.2.13	references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.3	If there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall prevail.

1.4	Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.

1.5	The provisions of this Agreement shall be construed in accordance with the natural meanings of its terms, and the contra proferentum rule shall not apply to the construction or interpretation of this Agreement.

2.	EFFECTIVE DATE AND TERM

2.1	Initial Term. This Agreement shall commence on the Effective Date and shall continue in effect through the earlier of (i) second anniversary of the “Commercial Operations Date” under the DCRC Offtake Agreement and (ii) June 30, 2013 (in either case, the “Initial Term”).

2.2	Renewal Term. From and after expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each such renewal period, a “Renewal Term”). Absent an Event of Default or Additional Termination Event that results in an Early Termination Date, this Agreement shall terminate one year following written notice delivered no sooner than one year prior to expiration of the Initial Term or at any time thereafter by one Party to the other Party; provided, however, that the Parties shall perform their obligations relating to termination pursuant to Section 11.

3.	COMMENCEMENT DATE; CONDITIONS PRECEDENT AND PRE-COMMENCEMENT DATE ACTIVITIES

3.1	Commencement Date. MSCG’s obligation to sell Crude Oil to TRC, and TRC’s obligation to purchase Crude Oil from MSCG, shall commence on the Commencement Date. The occurrence of the Commencement Date is conditional on fulfillment of the conditions precedent set forth in Sections 3.2, 3.3 and 3.4. Notwithstanding the foregoing or the provisions of Section 3.7, the rights and obligations of the Parties arising under this Section 3 and Sections 1 (Definitions and Construction), 16 (Force Majeure), 17 (Representations, Warranties and Covenants), 18 (Termination Events, Default and Early Termination), 19 (Indemnification and Claims), 20 (Limitation on Damages), 23 (Governing Law and Disputes), 24 (Assignment), 25 (Notices), 27 (Confidentiality) and 28 (Miscellaneous) are binding on the Parties from and after the Effective Date.

3.2	Mutual Conditions Precedent. The Parties’ respective obligations to purchase or sell Crude Oil are conditional upon satisfaction of the following conditions on or before the Commencement Date (unless the Parties both agree to waive such conditions in writing, if capable of being waived):

3.2.1	No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by either Party under this Agreement.

3.2.2	Neither the Refinery nor one or more of the Pipelines shall have been affected adversely or threatened to be affected adversely by any loss or damage that would have a materially adverse effect on MSCG’s ability to store or transport Crude Oil to the Transfer Point at the Delivery Locations.

3.2.3	Each of the Transaction Documents, in form and substance reasonably acceptable to the Parties, shall have been duly executed by the Parties and be in full force and effect.

3.2.4	All governmental, regulatory, lender, related party and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted with respect to the transaction contemplated under the Transaction Documents, and entering into and performing under the Transaction Documents, have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects.

3.3	Conditions Precedent to MSCG’s Obligations. The obligations of MSCG to sell Crude Oil contemplated under this Agreement shall be subject to TRC’s satisfaction of the following conditions precedent on or prior to the Commencement Date (unless otherwise specified), as determined by MSCG in its reasonable discretion (unless waived in writing by MSCG in its sole discretion):

3.3.1	All of the representations and warranties of TRC set forth in this Agreement or in any certificate, document, instrument or writing delivered to MSCG by or on behalf of TRC under this Agreement shall be true and correct on and as of the Commencement Date with the same force and effect as though they had been made on the Commencement Date.

3.3.2	Since the Effective Date, no Material Adverse Change shall have occurred as to TRC or its Guarantor.

3.3.3	TRC shall have delivered to MSCG the following in a form reasonably acceptable to MSCG:

3.3.3.1	a certificate or certificates duly executed by a Designated Executive of TRC and dated as of any day from and including the Effective Date to and including the Commencement Date, certifying:

(i)	the fulfillment of each of the conditions to be satisfied on TRC’s part as set forth in this Section 3.3;

(ii)	the truth and accuracy of the representations and warranties of TRC that are set forth in this Agreement as of the date the certificate is executed in all material respects; and

(iii)	to the effect that no action or proceeding has been instituted nor, to such Designated Executive’s best knowledge, has any action by a Governmental Authority been threatened, nor has any order, judgment or decree been issued or, to such Designated Executive’s best knowledge, proposed to be issued by any Governmental Authority as of the date the certificate is executed to set aside, restrain, enjoin or prevent the performance of the transactions or obligations contemplated by the Transaction Documents.

3.3.3.2	an executed Guaranty substantially in a form satisfactory to MSCG in its sole discretion; and

3.3.3.3

secretary’s certificate in form and substance satisfactory to MSCG containing representations covering such matters as MSCG shall require, including that (i) TRC has duly authorized the execution, delivery and performance of this

Agreement, (ii) this Agreement constitutes the legally valid and binding obligations of TRC, enforceable against TRC in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law), (iii) TRC’s execution, delivery and performance of this Agreement does not and will not conflict with or cause a breach of or default under any presently existing Credit Agreement, and (iv) that, to the best of its knowledge, its Guaranty constitutes the legally valid and binding obligations of its Guarantor, enforceable against its Guarantor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3.4	On the Commencement Date, TRC shall have executed, delivered, filed and recorded any financing statement, specific assignment or other document and taken any other action that MSCG deems to be necessary or desirable, in its reasonable discretion, to create, preserve, perfect or validate the security interests and Liens granted by TRC to MSCG pursuant to Sections 12.3 and 12.4.

3.4	Conditions Precedent to TRC’s Performance. The obligations of TRC to purchase Crude Oil contemplated under this Agreement shall be subject to MSCG’s satisfaction of the following conditions precedent on or prior to the Commencement Date, as determined by TRC in its reasonable discretion (unless waived in writing by TRC in its sole discretion):

3.4.1	All of the representations and warranties of MSCG set forth in this Agreement or in any certificate, document, instrument or writing delivered to TRC by or on behalf of MSCG under this Agreement shall be true and correct on and as of the Commencement Date with the same force and effect as though they had been made on the Commencement Date.

3.4.2	Since the Effective Date, no Material Adverse Change shall have occurred as to MSCG or its Guarantor.

3.4.3	MSCG shall have delivered to TRC the following in a form reasonably acceptable to TRC:

3.4.3.1	a certificate or certificates duly executed by a Designated Executive of MSCG and dated as of any day from and including the Effective Date to and including the Commencement Date, certifying:

(i)	the fulfillment of each of the conditions to be satisfied on MSCG’s part as set forth in this Section 3.4;

(ii)	the truth and accuracy of the representations and warranties of MSCG that are set forth in this Agreement as of the date such certificate is executed in all material respects; and

(iii)	to the effect that no action or proceeding has been instituted nor, to such Designated Executive’s best knowledge, has any action by a

Governmental Authority been threatened, nor has any order, judgment or decree been issued or, to such Designated Executive’s best knowledge, proposed to be issued by any Governmental Authority as of the date such certificate is executed to set aside, restrain, enjoin or prevent the performance of the transactions or obligations contemplated by the Transaction Documents; and

3.4.3.2	an executed Guaranty substantially in a form satisfactory to TRC in its sole discretion.

3.5	Commercially Reasonable Efforts. From and after the Effective Date, to the extent within such Party’s control, TRC shall use all commercially reasonable efforts to ensure the timely fulfillment of each of the conditions referred to in Sections 3.2 and 3.3 and MSCG shall use all commercially reasonable efforts to ensure the timely fulfillment of each of the conditions referred to in Sections 3.2 and 3.4.

3.6	Termination for Non-Fulfillment of Conditions Precedent.

3.6.1	Without prejudice to Section 3.5, and effective upon receipt of written notice by the other Party, (i) either Party may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 31, 2011 due to the failure of any condition in Section 3.2 to be satisfied or waived; (ii) MSCG may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 31, 2011 due to TRC’s failure to satisfy all of the conditions precedent in Section 3.3; and (iii) TRC may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 31, 2011 due to MSCG’s failure to satisfy all of the conditions precedent in Section 3.4.

3.6.2	Without prejudice to Section 3.5, this Agreement automatically shall terminate upon the earliest to occur of (i) termination of the Inventory Sale Agreement and (ii) termination at the election of either Party pursuant to Section 3.6.1.

3.6.3	In the event of termination pursuant to this Section 3.6, neither Party shall have any further obligation under this Agreement to the other Party except that the Parties shall remain liable to each other for any damages incurred as a result of a breach by such Party of its representations, warranties or obligations hereunder occurring prior to such termination.

3.7	Pre-Commencement Date Activities. Prior to the Commencement Date, the Parties may plan for commercial operations on and after the Commencement Date by undertaking the following activities:

3.7.1	MSCG shall provide TRC with an initial Quarterly Forward Price Report and an initial MSCG Acquisition Report and shall provide TRC with other information needed to commence sales hereunder as reasonably requested by TRC.

3.7.2	TRC shall provide to MSCG an initial NFR and an initial Weekly Nomination and shall provide MSCG with other information needed to commence purchases and sales hereunder as reasonably requested by MSCG.

4.	DAILY SALES OF CRUDE OIL

4.1	Purchase by TRC of Inventory. On the Commencement Date, pursuant to the Inventory Sale Agreement, MSCG shall sell to TRC, and TRC shall purchase from MSCG, the Initial Inventory.

4.2	MSCG Crude Oil Sales. From and after the Commencement Date, MSCG agrees to sell and deliver to TRC, and TRC agrees to purchase and take delivery of, the Crude Oil requirements of TRC upon the terms and conditions set forth herein. MSCG shall sell the Crude Oil to TRC at the Delivery Locations in ratable deemed volumes as TRC may request pursuant to the nomination procedures set forth in Section 5, subject to the provisions of Section 4.2.1.

4.2.1	Conditions to Sale Obligations. MSCG’s Crude Oil sale obligations are subject to: (i) the volume of Crude Oil requirements estimated by TRC, as set forth in the relevant NFR, as may be modified by any subsequent NFR or Weekly Nomination from time to time with allowance for variation as described in Section 5.5; (ii) available pipeline capacity on the relevant Pipelines used to transport the Crude Oil to the Delivery Locations, provided that MSCG shall make commercially reasonable efforts to secure capacity as necessary to meet its delivery obligations hereunder; (iii) a Force Majeure Event (including delivery of the Crude Oil by a Counterparty); (iv) TRC providing MSCG with any Security required hereunder; (v) the absence of a default under one or more Supply Contracts that collectively have a material adverse effect on MSCG’s ability to procure Crude Oil for delivery and sale to TRC; and (vi) TRC’s performance of its obligations hereunder and under the other Transaction Documents.

4.3	Pipeline Buy/Sell Transactions. If any of the Pipelines on which MSCG ships Crude Oil to the Delivery Locations refuses to recognize MSCG’s title to the Crude Oil, the Parties shall enter into a buy/sell agreement under which MSCG will sell all volumes of Crude Oil that it desires to ship on such Pipeline to TRC as they pass the inlet flange of the Pipeline or its gathering system and MSCG will purchase from TRC such volumes of Crude Oil as they pass the exit flange of such Pipeline or its gathering system. The Parties will mutually agree upon the price for such sales, provided that the price for each sale from MSCG to TRC will equal the price for the corresponding sale from TRC to MSCG. Unless MSCG pays the transportation costs to the relevant Pipeline, the costs of shipping the relevant volumes on the Pipeline will be deducted from the price paid by MSCG for MSCG’s purchase from TRC. Any amounts payable in connection with a Pipeline buy/sell agreement will be included on the next Payment Amount Invoice delivered after MSCG’s determination of such amount. The Parties have entered into a Pipeline buy/sell agreement on the Enbridge North Dakota Line at the prices and terms set forth in Schedule 9 hereto.

4.4	Exclusive Seller. TRC agrees that it shall procure all of the Refinery’s Crude Oil requirements, as well as the other Crude Oil Requirements of TRC, by purchasing Crude Oil from MSCG and MSCG shall be its exclusive seller of Crude Oil to be processed in the Refinery and delivered to third parties during the Term of this Agreement. TRC agrees not to purchase Crude Oil from any person other than MSCG unless otherwise agreed in writing by MSCG or unless an Event of Default as described in Section 18.2.4 has occurred with respect to MSCG, and in any case, non-exclusivity shall only apply to affected Crude Oil volumes.

4.5	***** Hedging Obligations. ***** The profits and losses on such hedging activities shall be determined in accordance with Schedule 10 and shall be payable by one Party to the other Party pursuant to Section 8.3.

4.6	Title and Custody.

4.6.1	Transfer of Title. Title to Crude Oil purchased by TRC pursuant to the terms of this Agreement shall pass from MSCG to TRC as the Crude Oil passes the relevant Transfer Point.

4.6.2	Ownership. MSCG shall own and have title to all of the Crude Oil in transit to the Transfer Points until title to such Crude Oil passes from MSCG to TRC as described in Section 4.6.1, or until MSCG otherwise disposes of such Crude Oil. TRC shall own and have title to all of the Crude Oil purchased from MSCG and in transit from the Transfer Points and all Crude Oil at the Refinery, unless and until TRC sells such Crude Oil to a third party.

4.7	Importation into the United States and Foreign Trade Zone.

4.7.1	As of the date hereof or hereafter, upon approval of TRC’s request to the U.S. Customs and Border Protection, the Toledo-Lucas County Port Authority and any other Governmental Authority for (i) the change in operator of FTZ Subzone 8H from Sunoco to TRC upon closing of the Refinery acquisition transaction to which they were parties or as soon thereafter as such request can be granted and (ii) the transfer of the hydrocarbon inventory that is designated as zone status merchandise under the inventory transfer agreement between Sunoco and TRC related to such Refinery acquisition transaction, TRC intends to continue to operate the Refinery as a subzone, FTZ Subzone 8H (the “Subzone”), under a valid grant of authority from the Foreign Trade Zones Board, U.S. Customs and Border Protection Service (“Customs”) and the Toledo-Lucas County Port Authority.

4.7.2	For purposes of being able to sell jet fuel in privileged and non-privileged foreign status to Refinery customers, TRC is required to and from time to time will admit foreign-origin Crude Oil into Subzone. Accordingly, TRC may request that MSCG transport the Crude Oil in bond pursuant to Customs’ procedures from the point of importation at the U.S. port of entry into the United States to the Delivery Location so as to preserve the foreign status of the Crude Oil.

4.7.2.1	In such event, and provided that TRC or its designed representative provides MSCG with sufficient notice in writing, prior to the time of importation, that foreign status is to be maintained as to a particular batch or shipment of Crude Oil, MSCG agrees to be responsible for and file all necessary Customs in-bond documentation (CBP Form 7512) and secure in-bond movement under MSCG’s carrier bond. MSCG agrees to provide TRC with copies of the Forms 7512 filed with Customs promptly after the date of importation so that TRC is able to prepare all necessary Customs documentation (including CBP Form 214) to admit the Crude Oil into the Subzone.

4.7.2.2	TRC shall prepare, maintain and file all necessary documentation in connection with operation of the Subzone and admission of foreign-status Crude Oil. TRC shall maintain all records, inventories and accounts of operations within the Subzone in accordance with Applicable Law and the requirements of Customs and any other Governmental Authority. TRC agrees to provide MSCG with copies of the Forms 214 filed with Customs promptly after the date of admission into the Subzone.

4.7.2.3	TRC shall indemnify and hold MSCG harmless from and against all Customs duties, penalties, fines and other expenses or damages that MSCG may incur resulting from TRC’s failure to comply with Applicable Laws regarding entry of Crude Oil into the Subzone, including the failure to file accurate and timely Forms 214 that will extinguish MSCG’s liability for Customs duties under its in-bond shipments.]

5.	DELIVERY NOMINATIONS AND REPORTING

5.1	Coordination, Planning and Information Flow Procedures. The Parties intend that MSCG shall utilize its global crude oil and feedstock trading and marketing capabilities to identify and present to TRC opportunities for the purchase from MSCG of U.S. domestic, Canadian and foreign Crude Oil. The Parties shall develop procedures for the exchange of information between TRC and MSCG throughout the Term to facilitate sales to TRC and optimization of the Refinery operations. Such procedures will include meetings (whether in person or by telephone or video conference) on an as required basis and a monthly meeting in person between TRC personnel and MSCG to, amongst other things, review the then current maintenance activities, present information relating to Crude Oil slates available for delivery to the Delivery Locations, refinery run plans and related commercial matters including hedging, sale and resale opportunities. Based on the planning and coordination activities described in this Section 5.1 and TRC’s nominations delivered in accordance with this Section 5, MSCG will use commercially reasonable efforts to locate and select Crude Oil meeting TRC’s requirements, determine price estimates for such Crude Oil and negotiate, purchase and transport such Crude Oil to the Delivery Locations for sale to TRC. TRC will use commercially reasonable efforts to cooperate with MSCG in the foregoing activities and to take delivery of the Crude Oil’s selected in accordance with the schedules agreed upon by the Parties.

5.2

Quarterly Forward Price Report. On or prior to the last Business Day of each week, MSCG shall provide TRC with a report of MSCG’s estimated forward prices for each relevant grade of Crude Oil for the following five calendar months and any other period requested (the “Quarterly

Forward Price Report”). The information in the Quarterly Forward Price Report is being provided for the Parties’ informational and planning purposes only, MSCG is not acting as a financial advisor or fiduciary or in any similar capacity and MSCG is not giving TRC any assurance or guarantee as to the forward prices contained in the Quarterly Forward Price Report.

5.3

Nomination and Forecast Report. Prior to the 20th of every month, the Parties shall consult regarding the Crude Oil available to MSCG for delivery to the Delivery Locations and the amount of Crude Oil sales at the Delivery Locations required to meet the Refinery’s Crude Oil processing requirements and TRC’s sales to third parties for the following five calendar months, and TRC shall provide MSCG with a report (the “Nomination and Forecast Report”, or “NFR”), substantially in the form attached hereto in Schedule 3, that indicates TRC’s entire Crude Oil requirements for sale by MSCG and purchase by TRC for the following five months (each such month, a “Delivery Month”). The NFR shall include any periods of scheduled Refinery maintenance and turnaround.

With respect to the fourth and fifth month following the month in which each NFR is delivered, the NFR shall be non-binding and indicative in nature and prepared solely for the Parties’ planning purposes.

With respect to the third month following the month in which each NFR is delivered, the NFR shall specify the volumes of each grade of Crude Oil for delivery and purchase by TRC on each day (for each day in such month, the “Nominated Volume”) at each Delivery Location during such third following month and shall constitute the initial formal nomination (the “Initial Nomination”) for volumes to be delivered in such third following month. The Initial Nomination shall be binding, but shall be subject to amendment or adjustment as described in Section 5.5.

With respect to the first and second month following the month in which each NFR is delivered, the NFR shall update the previously delivered NFR containing the Initial Nomination for the first following month and shall update the previously delivered NFR containing the Initial Nomination for the second following month, and in each case shall constitute an amendment (a “Monthly Amendment”) to the respective Initial Nomination as further described in Section 5.5.

By way of example, the NFR delivery prior to the 20th of February would (i) indicate estimated volumes of each grade of Crude Oil for delivery in June and July, (ii) specify Nominated Volumes (by grade) for delivery each day in May (and shall constitute the Initial Nomination for May) and (iii) request adjustments to the Initial Nomination (which was delivered in January for April and in December for March) for March and April.

TRC shall notify MSCG promptly upon becoming aware of any new circumstances that could require material changes to Nominated Volumes and MSCG shall notify TRC promptly upon becoming aware of circumstances that could materially impact its ability to deliver Crude Oil during the period covered by the NFR. The Parties agree that the NFR shall be prepared in coordination between the Parties.

5.4

Weekly Nomination. No later than 10:00 a.m. EPT on each Business Day, TRC shall provide to MSCG a report (the “Weekly Nomination”), substantially in the form attached hereto in Schedule 4, specifying the best estimate of TRC’s Crude Oil requirements and specifying the Nominated Volumes of Crude Oil for delivery at each Delivery Location on each of the following seven calendar days. The Parties agree that the Weekly Nomination shall be prepared in coordination between the Parties. The Parties acknowledge that TRC bears sole responsibility for the preparation, accuracy and correctness of the Weekly Nomination and notification of any changes to any Weekly Nomination that it would like to request.

5.5	Agreement to Purchase Nominated Volumes. In the absence of notification from MSCG to TRC within one Business Day of MSCG’s receipt of any Initial Nomination, and subject to the Parties mutual agreement to certain FOB Grade Differentials as described in Section 8.2.2, the Parties shall be deemed to have agreed to the sale by MSCG to TRC of the Nominated Volumes specified in such Initial Nomination.

Each Monthly Amendment and each Weekly Nomination shall constitute an amendment to the Initial Nomination(s) covering the same Delivery Dates. Unless MSCG notifies TRC within one Business Day of its objection to any new information contained in any Monthly Amendment or Weekly Nomination, the Parties shall be deemed to have agreed to the sale by MSCG to TRC of the Nominated Volumes specified therein, subject to pricing adjustments as set forth in Section 8.2.4.1. MSCG agrees to cooperate in the adjustment of previously agreed upon Nominated Volumes at the request of TRC to the extent the flexibility for a corresponding adjustment is allowed under the terms of any relevant Supply Contract(s) or may be maintained in inventory or another commercially reasonable disposition and/or acquisition can be agreed upon.

Notwithstanding the above, the Parties acknowledge operational variability and agree that reasonable variations from the specified Nominated Volumes resulting from ordinary course operational factors shall not constitute a breach of this Agreement; provided that TRC agrees to make a good faith effort to take delivery of Crude Oil in the volumes set forth in each NFR and Weekly Nomination in accordance with the schedules set forth therein and MSCG agrees to exercise commercially reasonable efforts to accommodate such variations.

TRC agrees that MSCG shall have the right to substitute alternative grades of Crude Oil as long as such substitution would not have a negative economic impact on TRC, provided that MSCG shall notify TRC in advance of any such contemplated substitution and subject to TRC’s reasonable consent to such substitutions.

TRC shall indemnify MSCG for any costs, expenses or other losses that MSCG incurs as a result of any amendment to an Initial Nomination requested by TRC or any other adjustment to the Nominated Volumes (other than a substitution or other change to the Nominated Volumes requested by MSCG); provided that MSCG shall use commercially reasonable efforts to mitigate such costs, expenses or losses.

If, due to no fault of MSCG, MSCG is unable to, or it becomes impractical to, ship Crude Oil through a Pipeline or is unable to, or it becomes impractical to, deliver Crude Oil to any Delivery Location because of a breakdown in or significant impairment of any logistical asset utilized in the storage and transportation of Crude Oil to such Delivery Location (each, a “Logistics Impairment”), MSCG’s delivery obligations shall be excused to the extent effected by such Logistics Impairment and TRC shall indemnify MSCG for any losses, costs or expenses incurred as a result of such Logistics Impairment, including for any market losses (e.g. the difference between the price at which MSCG sells any Crude Oil that it is impractical to deliver to a Delivery Location as a result of the Logistics Impairment and the Price of such Crude Oil hereunder). MSCG shall use commercially reasonable efforts to mitigate costs, losses and expenses resulting from a Logistics Impairment.

5.6	MSCG Acquisition Report. On each Business Day, MSCG shall provide TRC with a report specifying the volumes, grades, Delivery Month and pricing information for all Nominated

Volumes for which the Parties have confirmed sales by mutually agreeing upon the price or the pricing formula, as applicable (the “MSCG Acquisition Report”).

5.7	Other Reports. Each Party shall provide the other Party with all daily tank gauging reports covering the Refinery tanks, any reports it receives from Pipelines or any of the pipelines that TRC utilizes to ship Crude Oil from the Delivery Locations to the Refinery or other locations, and, if reasonably requested by the other Party, any other information related to the transactions covered by this Agreement.

5.8	Daily Report of Refinery Volumes. On or prior to 11:00 a.m. EPT on each Business Day, TRC shall deliver to MSCG (for receipt on or prior to 11:00 a.m. EPT) a report setting forth (i) the actual volumes of Crude Oil (the “Refinery Volumes”) delivered into and withdrawn out of each Refinery tank on the immediately prior days and total inventory levels in each Refinery tank, in each case based on the best available information, including daily tank gauging reports and other relevant Refinery measurements and (ii) all sales of Crude Oil to third parties (such report, the “Daily Report of Refinery Volumes”). The Refinery Volumes shall be subject to subsequent adjustment as may be necessary to reflect any additional or more accurate measurement information.

6.	CERTAIN REPRESENTATIONS

6.1	The Parties intend that:

6.1.1	each purchase and sale of Crude Oil between them, whether or not further documented, shall constitute a “forward contract” under section 101(25) and a “swap agreement” under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, and that it will be treated as such under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any regulation, ruling, order, directive or pronouncement made pursuant thereto; and

6.1.2	this Agreement and each transaction between the Parties hereunder constitutes a “master netting agreement” under section 101(38A) of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.

6.2	For purposes of Section 6.1, the Parties intend and agree that, in respect of a particular week during the Term, they shall be deemed to have entered into a forward contract, swap agreement and eligible financial contract for the sale of Crude Oil by MSCG to TRC upon MSCG’s receipt of the Weekly Nomination for such calendar week.

6.3	Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties. During the Term of this Agreement, all transactions between MSCG and TRC as reflected in each NFR and Weekly Nomination are entered into in reliance on the fact that all such transactions and reports, together with this Agreement, form a single agreement.

7.	WARRANTIES

7.1	Warranties of Title.

7.1.1	MSCG warrants that on the Commencement Date, it shall transfer, or cause to transfer, to TRC good and marketable title to the Initial Inventory free and clear of any Liens, and that it has full right and authority to transfer such title and effect delivery of such Crude Oil to TRC.

7.1.2	MSCG represents and warrants to TRC, that, as of the date of delivery of Crude Oil sold hereunder, it has good and marketable title to the Crude Oil sold and delivered pursuant to this Agreement, free and clear of any Liens, and that it has full right and authority to transfer such title and effect delivery of such Crude Oil.

7.2	Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, THE PARTY SELLING CRUDE OIL HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

8.	PRICING OF DELIVERED VOLUMES

8.1	Pricing for Delivered Volumes. With respect to the volume of each grade of Crude Oil delivered by MSCG to TRC at the Delivery Locations and purchased by TRC on each Delivery Date hereunder (for each such day, the “Delivered Volume”), TRC shall, on the relevant Payment Date, pay to MSCG the product of (i) the Delivered Volume and (ii) the Price for such grade determined in accordance with Schedule 5 (the sum of such amount over all grades purchased on such Delivery Date, the “Daily Purchase Payment Amount”). The Daily Purchase Payment Amount shall be included on the Payment Amount Invoice delivered by MSCG on the relevant Payment Date for such Delivery Date.

8.2	Pricing Differentials.

8.2.1

WTI Differential Report. On the ***** day of the month two months prior to each month in which TRC intends to process Crude Oil that it previously purchased from MSCG hereunder or sell such Crude Oil to third parties (each such month, a “Consumption Month”) (or the next Business Day if such ***** day is not a Business Day), MSCG shall prepare and deliver to TRC a report substantially in the form of Schedule 6 (the “WTI Differential Report”) listing the pro forma volume of ***** contracts by contract month (the “WTI Hedge Volume”) that would need to be purchased and sold to ***** (as described in Schedule 5 under component D of the Price formula) of ***** pricing from the ***** to the ***** for the Nominated Volumes that TRC will purchase in a Delivery Month and later process or sell in such Consumption Month. MSCG shall prepare and deliver to TRC an updated WTI Differential Report following any agreed upon adjustment to a Nominated Volume.

8.2.2

Setting WTI Differentials. The WTI Differential component of the Price (component D of the Price formula in Schedule 5) applicable to the Nominated Volumes related to a particular Consumption Month will be established ratably (by WTI Hedge Volume) based on the applicable ***** effective on each ***** from (and including) the ***** day of the second month preceding the Consmption Month (or the next Business Day if applicable) to the ***** prior to the day on which the ***** contract expires during the month preceding the Consumption Month (the “Pricing Period”) ***** (applied only to the prices for ***** purchases) (such pricing mechanism, the “Ratable Method”). In lieu of the foregoing method for the determination of the WTI Differential, TRC may notify

MSCG on or prior to the date of MSCG’s delivery of the WTI Differential Report that it would like MSCG to establish fixed values for the WTI Differentials by mutual agreement. In such case, TRC shall notify MSCG on each ***** during the Pricing Period of the volume it wishes to establish WTI Differential values for on such day (such notification a “Fixed Value Request”), provided that if MSCG does not receive a Fixed Value Request on any *****, MSCG will not seek to establish WTI Differential values on such day. MSCG shall make commercially reasonable efforts to fulfill each Fixed Value Request based on the then-current forward ***** for the applicable WTI Hedge Volume. The WTI Differential may be established in volumes of 100,000 Barrels up to the full volumes listed in the Initial Nomination (as amended from time to time) relating to the Nominated Volumes that would be processed or sold for the Consumption Month. Upon establishing a WTI Differential for a particular volume to be processed or sold in a Consumption Month pursuant to a Fixed Value Request, MSCG shall send a confirmation to TRC confirming the value of such WTI Differential, and TRC shall execute such confirmation and deliver a copy of the executed confirmation back to MSCG. If, using commercially reasonable efforts, MSCG is unable to fulfill any Fixed Value Request with respect to a volume as of any ***** during the Pricing Period, then no WTI Differential will be set as to such volume on such day.

MSCG shall price any portion of the ***** and otherwise in accordance with the Ratable Method; provided that if greater than *****% of the total WTI Hedge Volume remains unpriced as of the end of the ***** prior to the ***** contract expiration, then MSCG will establish a WTI Differential as of the sixth ***** prior to the ***** contract expiration with respect to any excess over *****% of the total WTI Hedge Volume that remains unpriced.

8.2.3	Setting FOB Grade Differentials. The FOB Grade Differentials shall be determined using the methodology set forth in Schedule 5 (as component B of the Price formula in Schedule 5). As described in Schedule 5, the FOB Grade Differential will be established either by a formula utilizing published prices or by mutual agreement based on then-current spot market conditions. If the Parties are unable to agree upon an FOB Grade Differential for any volumes, then MSCG shall be deemed not to have entered into a commitment to sell, and TRC shall be deemed not to have entered into a commitment to purchase, such volumes. In this event, the Parties shall cooperate in identifying alternative grades and volumes for sale, as outlined in Section 5.1.

8.2.4	Differential Adjustments.

8.2.4.1

Adjustments of Nominated Volumes. Following any adjustment to a Nominated Volume, MSCG shall determine, in consultation with TRC and in a commercially reasonable manner, the difference between the WTI Differentials, FOB Grade Differentials and the Delivery Costs (components B, C and D of the Price formula in Schedule 5) that would have applied to the previously Nominated Volumes relative to the WTI Differentials, FOB Grade Differentials and Delivery Costs that would apply to the Nominated Volumes after any adjustments (including differences applicable to canceled or “unwound” Nominated Volumes) (the “Adjustment Amount”). MSCG shall make a payment to TRC of any positive Adjustment Amount and TRC shall make a payment to MSCG of any negative Adjustment Amount. The Adjustment Amount shall be included on the next following Payment Amount Invoice.

8.2.4.2	Delivery Costs. The capital costs included in the calculation of Delivery Costs (component C of the Price formula in Schedule 5) will be calculated based on a working capital rate (the “Working Capital Rate”) of *****, which, as of each day, would be applied to the current market value of the MSCG In-Transit Volumes on such day and the total amount of MSCG accounts receivable owing from TRC and associated with MSCG sales under this Agreement as of such day. Upon the occurrence of an MS CDS Event (as defined below), either Party may request on a reasonable basis an adjustment to the Working Capital Rate and the Parties shall negotiate in good faith to determine the adjustment to the Working Capital Rate that shall apply, provided that any such request by MSCG for an increase in the Working Capital Rate after an MS CDS Event shall be effective subject to TRC’s right of termination pursuant to Section 18.1.3. For purposes of the foregoing sentence, a “MS CDS Event” shall be deemed to have occurred following any calendar quarter in which the average of the daily settlement prices (spreads) for Morgan Stanley’s 5 year credit default swap on the trading platform operated by Markit Group Limited changes by more than *****% from the previous calendar quarterly average. The price (spread) for such credit default swap as of the date hereof is *****.

8.3	Hedge Adjustment Amount. After the expiry of each front month NYMEX crude oil contract MSCG shall determine the Hedge Adjustment Amount for such calendar month in accordance with Schedule 10 to account for hedging losses and gains resulting from any mismatch between the day on which Delivered Volumes are priced hereunder and the day on which TRC either delivers Delivered Volumes into the Refinery processing units or delivers Delivered Volumes to third parties in a third party transaction. The Hedge Adjustment Amount shall be included in the next following Payment Amount Invoice after determination. From time to time the Parties may agree to adjust the hedge to account for volumetric losses.

9.	PAYMENT AND NETTING

9.1	On each Payment Date, MSCG shall net the following amounts:

(i)	the Daily Purchase Payment Amount payable by TRC to MSCG on such day;

(ii)	the Hedge Adjustment Amount, if applicable;

(iii)	any adjustments to amounts paid by one Party to the other Party hereunder based upon additional information obtained after invoicing, including adjustments to the prices or volumes used to determine any previously invoiced Daily Purchase Payment Amount, and including any Adjustment Amount as described in Section 8.2.4;

(iv)	any Ancillary Costs incurred prior to such day and not previously paid to MSCG or any adjustment to Ancillary Costs previously determined and invoiced;

(v)	any outstanding interest that accrues pursuant to Section 9.4; and

(vi)	any other amounts due and payable as of such day under this Agreement or any other Transaction Document.

(the aggregate net amount payable, the “Net Daily Payment Amount”).

MSCG shall notify TRC of the Net Daily Payment Amount and the Party to whom such Net Daily Payment Amount is owed shall prepare and deliver to the other Party an invoice in respect such amount by 11:00 a.m. EPT on such Payment Date (the “Payment Amount Invoice” for such day). The Party owing the Net Payment Amount shall pay such amount to the other Party on or prior to 3:00 p.m. EPT on such day, subject to Section 9.3.

9.2	Payments. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by TRC or MSCG shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which one Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise except as expressly provided herein. The Parties recognize and acknowledge that the exchange of certain information in a timely manner and subsequent payments based on the information are interrelated, and a reasonable delay in one aspect of the process will not relieve the obligation of a Party to reasonably comply with any response to the information or payment. If payment would be due hereunder on a day that is not a Business Day, such payment shall be deemed instead to be due on the next Business Day after such day.

9.3	Disputed Invoices. If an invoiced Party, in good faith, disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. In the event that it is determined or agreed that the Party that is disputing an invoice must or will pay the disputed amount, then such Party shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by the owed Party, at the Base Interest Rate.

9.4	Interest on Late Payments. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from and including the date that payment is due until but excluding the date that payment is actually received by the Party to whom it is payable.

10.	ADDITIONAL MSCG SERVICES

10.1	Additional MSCG Risk Management Services. Throughout the Term, MSCG shall provide risk management services to TRC as requested by TRC, including (i) updates on relevant commodities markets and price quotes for swaps and options, and (ii) providing swap or option products on the terms agreed upon between the Parties, such terms to include volumes, prices, tenors and settlement dates.

11.	DISPOSITION OF CRUDE OIL UPON TERMINATION OR EXPIRATION

11.1

Final Disposition. On the date of expiration or termination of this Agreement (the “Termination Date”), whether this Agreement terminates at the end of its Term or on an Early Termination Date, subject to MSCG’s rights under Section 18.6, MSCG shall cease deliveries of Crude Oil to the Delivery Locations after all volumes in-transit as of such day have arrived, but may, in its sole discretion, continue to sell volumes of Crude Oil in-transit to the Delivery Locations as of the

Termination Date to TRC in accordance with the terms hereof, such sales to occur over the period of time necessary for MSCG to sell all such Crude Oil owned by MSCG as of the Termination Date to TRC (the “Run-off Period”).

11.2

Termination Payment Amount. On or prior to the later of (i) 30th day following the Termination Date and (ii) the tenth Business Day following the end of the Run-off Period, if applicable, (in either case, the “Final Settlement Date”), MSCG shall calculate a final accounting and true up of all amounts owed by TRC to MSCG or by MSCG to TRC under this Agreement and all other Transaction Documents, (such amount, the “Termination Payment Amount”). The Termination Payment Amount shall include payment of the price in respect of all Delivered Volumes that have not yet been paid, and for purposes of such calculation, the Payment Date for any such Delivered Volumes that would occur after the Final Settlement Date, shall be accelerated and deemed to occur on the Final Settlement Date. MSCG shall notify TRC of the Termination Payment Amount and the Party to whom such amount is payable shall prepare an invoice (the “Final Invoice”) and deliver it to the other Party by the fifth Business Day following MSCG’s calculation and notification of such amount. The Party owing the Termination Payment Amount shall make payment to the other Party of the Termination Payment Amount on or prior to the fifth Business Day following receipt of the Final Invoice.

11.3	Pipeline Shipping History. After termination of this Agreement and after the completion of any Run-off Period, MSCG shall assign to TRC all shipper history generated during the Term that is attributable to sales of Crude Oil under this Agreement, subject to any required consents by the Pipelines.

12.	FINANCIAL INFORMATION, SECURITY AND REQUESTS FOR FURTHER ASSURANCES

12.1	Provision of Financial Information.

12.1.1

Each Party shall provide the other Party, to the extent not publicly available, (i) within 120 days following the end of each of its fiscal years (or such earlier date on which it is required to file a Form 10-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), beginning with the fiscal year ending December 31, 2010, a copy of its or, if applicable, its Guarantor’s audited consolidated financial statements for such fiscal year certified by independent certified public accountants; (ii) within 45 days after the end of its first three fiscal quarters of each fiscal year (or such earlier date on which it is required to file a Form 10-Q under the Exchange Act), a copy of its or, if applicable, its Guarantor’s quarterly unaudited consolidated financial statements for such fiscal quarter; and (iii) with respect to TRC, within 30 days after the end of each of the first two months of each fiscal quarter, beginning with January, 2010, the consolidated balance sheet of TRC as of the end of each such month and the related consolidated statements of income and cash flows of TRC for such month and for the then elapsed portion of the fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of TRC as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. In all cases the financial statements delivered pursuant to this Section 12.1.1 shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles in the United States, consistently applied, or, at the election of TRC, in accordance with the accounting principles provided by the International Financial Reporting Standards enacted by the International Accounting

Standards Board. In the case of TRC, upon delivery to MSCG, the applicable report delivered by TRC to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.1.

12.1.2	Within 90 days after the beginning of each fiscal year, TRC shall provide to MSCG a budget for TRC in form reasonably satisfactory to MSCG, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Termination Date is scheduled to occur at such time pursuant to the terms of Section 2, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of TRC to the effect that the budget of TRC is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget. In the case of TRC, upon delivery to MSCG, the applicable budget delivered by TRC to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.2.

12.1.3	Upon reasonable notice, a Party also shall provide to the other Party any other information sufficient to enable it to ascertain such other Party’s or such other Party’s Guarantor’s current financial condition and for such Party to assure itself of the other Party’s ability to perform its obligations under this Agreement or the other Party’s Guarantor’s ability to perform its obligations under its Guaranty.

12.2	Guaranty. As security for the prompt payment and performance in full when due of MSCG’s obligations under this Agreement, MSCG shall cause its Guarantor to deliver to TRC prior to the Commencement Date a Guaranty in form and substance reasonably acceptable to TRC. As security for the prompt payment and performance in full when due of TRC’s obligations under this Agreement, TRC shall cause its Guarantor to deliver to MSCG prior to the Commencement Date a Guaranty in form and substance reasonably acceptable to MSCG.

12.3	Security Interest in Crude Oil.

12.3.1	As security for all obligations of TRC to MSCG under the Transaction Documents, TRC hereby pledges to MSCG, as a secured party, and grants to MSCG a first priority continuing security interest in, Lien on and right of set-off against all of TRC’s right, title and interest in the Crude Oil, wheresoever located and all proceeds thereof (the “Collateral”). TRC shall take such actions, at TRC’s expense, as MSCG may from time to time reasonably request to further evidence or perfect such security interest, Lien and right of set-off.

12.3.2	TRC represents and warrants to MSCG that it has good title to the Collateral, free and clear of all Liens other than the security interest and Lien granted to MSCG hereunder and that the Collateral shall at all times remain free and clear of all Liens other than the security interest and Lien granted to MSCG hereunder. This representation and warranty shall be a continuing representation and warranty for so long as MSCG’s security interest in and Lien on the Collateral remain in effect. In connection with any sale by TRC of Collateral to a third party, the Parties agree to use commercially reasonable efforts to ensure that all payments in respect of the purchase of the Collateral by a third party are paid directly to MSCG, consistent with the then applicable terms of the Intercreditor Agreement.

12.3.3	TRC hereby irrevocably authorizes MSCG at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral.

12.3.4	TRC shall keep and maintain at its own cost and expense complete records of the movements of the Collateral from the Delivery Locations to the Refinery and from the Refinery tanks to the processing units or from the Delivery Locations to the point of sale to a third party, in a manner consistent with prudent business practice, including all pipeline reports and notifications (including pipeline nominations and revisions to nominations, daily pipeline schedule of oil flow, apportionment notices and disruption notices, notices and reports for physical batch swaps) and terminal reports, and all other documentation relating thereto. TRC shall, at TRC’s sole cost and expense, upon MSCG’s demand made at any time after the occurrence and during the continuance of any Event of Default by TRC or an Additional Termination Event, deliver all tangible evidence of the location, volume and quality of the Collateral (by Tank or other location), including all reports from terminals or pipelines and books and records relating thereto to MSCG or to its representatives (copies of which evidence and books and records may be retained by TRC) to the extent not already provided to MSCG pursuant to TRC’s reporting obligations under Section 5. Upon the occurrence and during the continuance of any Event of Default by TRC or an Additional Termination Event, MSCG may transfer a full and complete copy of TRC’s books, records, reports, memoranda and all other writings relating to the Collateral to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Collateral or MSCG’s security interest therein without the consent of TRC.

12.3.5	Upon the occurrence and during the continuance of any Event of Default by TRC or an Additional Termination Event, MSCG shall have all of the default rights and remedies of a secured party under the UCC. TRC acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten days’ prior notice to TRC of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.

12.3.6	Catastrophic Loss of Collateral. In connection with any catastrophic loss of Collateral (any loss other than a normal handling loss), at the election of MSCG in its sole discretion, either (i) the Payment Date in respect of the purchase by TRC from MSCG of the volume of Crude Oil that constituted such Collateral shall be accelerated to the date of such loss or (ii) TRC shall immediately replace the Collateral subject to the loss with additional Collateral or other Security having an equal or greater value. In the case of (i), the pricing of the Crude Oil shall be based on the then current price for such volume determined in accordance with Schedule 5.

12.4	Notification of Certain Events. Each Party shall notify the other Party in writing within two Business Days of learning of any of the following events:

12.4.1	any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

12.4.2	in the case of TRC, its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;

12.4.3	it or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate);

12.4.4	in the case of TRC, any labor disturbances at the Refinery that could adversely impact the scheduled sales under a NFR;

12.4.5	any event that could reasonably be expected to have a Material Adverse Change on it or its Guarantor, which may include the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against TRC or any Affiliate thereof, that could reasonably be expected to result in a Material Adverse Change;

12.4.6	a final judicial or administrative judgment against it or its Guarantor that individually or in the aggregate is in excess of $10,000,000;

12.4.7	in the case of TRC, any default under any Credit Agreement, or any event which, with the giving of notice or lapse of time or both, would become an event of default under any Credit Agreement, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity.

12.4.8	In the case of TRC, TRC’s entrance into a binding agreement that would result in a Change of Control with respect to TRC, such notice to be provided no later than five Business Days following execution of such agreement. This Section 12.5.8 shall not apply to any future public offering of stock of TRC or any of its Affiliates.

12.5	Security and Further Assurances.

12.5.1	Bilateral Further Assurances. Each Party may, in its reasonable discretion and upon notice to the other Party, require that such other Party provide it with satisfactory security for or adequate assurance of (“Performance Assurance”) its or, if applicable, its Guarantor’s performance within a specified time period as appropriate, when (i) such demanding Party determines that a Material Adverse Change has occurred as with respect to the other Party, or, if applicable, its Guarantor; and (ii) such other Party fails to comply with any material provision of this Section 12 or breaches any covenant set forth in Section 17.4 in any material respect.

12.5.2	Variation Margin. MSCG may, in its reasonable discretion and upon notice to TRC, require that TRC provide it with satisfactory security (“Variation Margin”) in an amount equal to MSCG’s estimate of its Exposure on any day on or prior to the third Business Day following such date of determination, subject to a minimum exposure to be mutually agreed between the Parties from time to time.

12.5.2.1	MSCG shall calculate its “Exposure” by netting the following amounts:

(i)	the aggregate *****;

(ii)	the ***** on any relevant day;

(iii)	the difference between *****; and

(iv)	the *****.

12.5.3

Base Margin. MSCG may, in its reasonable discretion and upon notice to TRC, require that TRC provide it with security for or adequate assurance of TRC’s and its Guarantor’s performance of their obligations under the Transaction Documents (“Base Margin”, and together with Performance Assurance and Variation Margin, “Security”) in an amount to be mutually agreed upon, which is intended to mitigate MSCG’s potential exposure and incurred costs upon the occurrence of an Event of Default, Additional Termination Event in respect of TRC and any resulting early termination of this Agreement (in excess of any amount covered by any Variation Margin posted by TRC).

12.5.4	Form and Delivery of Security. A Party shall provide Security to the other Party on or prior to the second Business Day following demand therefor in the form of Collateral, cash or a letter of credit, or in any other document or mechanism acceptable to the demanding Party. The Security provided by a Party shall be for a duration and in an amount sufficient to cover a value up to the other Party’s estimated financial exposure under this Agreement, including reasonable contingencies for the designated time period. If Security is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to the demanding Party in its sole discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of the Party providing the Security. *****.

12.5.5	Each Party agrees, at any time and from time to time upon the request of the other Party, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement.

13.	REFINERY TURNAROUND, MAINTENANCE AND CLOSURE

13.1	Scheduled Maintenance. TRC shall provide to MSCG on the Commencement Date and on an annual basis thereafter, at least 30 days prior to the beginning of each year during the Term, its anticipated timing of scheduled maintenance or turnaround that may affect its Crude Oil requirements during the upcoming year, and shall update such schedule promptly following any change to the maintenance schedule.

13.2	Unscheduled Maintenance. TRC immediately shall notify MSCG orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and its expected duration.

14.	TAXES

14.1	TRC shall pay MSCG the amount of all Taxes paid or incurred by MSCG directly or indirectly with respect to the Crude Oil sold hereunder. MSCG shall provide TRC with supporting documentation. To the extent not included in the purchase price, MSCG shall itemize separately any Taxes on the daily invoice. TRC hereby agrees to reimburse MSCG for any such Tax which MSCG may incur with respect to such Crude Oil, whether determined during the duration of this Agreement or on audit after termination; provided, however, that TRC’s obligation to reimburse MSCG for Taxes shall survive termination of this Agreement for a period which equals the statute of limitations applicable to the specific Tax in question. TRC shall pay MSCG for any Taxes arising from audit within two Business Days of receipt of MSCG’s invoice. MSCG shall notify TRC promptly upon being notified or the commencement of any audit that may result in payments by TRC under this Section 14.1.

14.2	In the event that MSCG receives any refund of, or realizes the benefit of any credit with respect to Taxes that TRC previously had paid to MSCG, MSCG shall pay the amount of such refund or credit to TRC, together with any interest thereon paid to MSCG by the Governmental Authority, but otherwise without interest thereon. If it is later determined that MSCG was not entitled to such refund, credit or interest, then the portion thereof which is repaid, recaptured or disallowed will be treated as a Tax for which TRC shall reimburse and indemnify MSCG pursuant to this Section 14.

14.3	Upon the reasonable request of TRC, TRC shall, at its sole expense, have the right to cause MSCG to contest the validity, applicability or amount of any Tax for which MSCG is liable; provided, however, that MSCG shall not be required to take or consent to TRC taking any such action if, in MSCG’s sole discretion, such action could have a material adverse affect on MSCG. MSCG shall be entitled to select counsel of its choice. MSCG shall not settle or compromise any claim or contest without TRC’s prior written consent, which shall not be unreasonably withheld; provided, however, that MSCG shall be entitled in its sole discretion to settle or compromise any claims or contest of Tax liability if such settlement or compromise is made in connection with a closing agreement governing tax periods that cover both Tax liability hereunder and tax liabilities of MSCG that are not related to this Agreement.

15.	INSURANCE

15.1	Insurance Required to be provided by MSCG. MSCG shall insure the Crude Oil under its cargo and casualty insurance policy.

15.2	Insurance Required to be provided by TRC. TRC shall procure, or provided through an affiliate, and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to MSCG, in respect of TRC’s receipt, handling and storage of Crude Oil under this Agreement:

15.2.1	Workers Compensation coverage in compliance with the Applicable Law;

15.2.2	automobile liability coverage in a minimum amount of $1,000,000; and

15.2.3	comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages, in a minimum amount of $75,000,000, which includes losses for Crude Oil while in TRC’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition).

15.3	Additional Insurance Requirements.

15.3.1	Each Party shall cause its insurance carriers to furnish insurance certificates to the other Party, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 15.1 and 15.2. Each Party shall provide renewal certificates within 30 days of expiration of the previous policy under which coverage is maintained.

15.3.2	Each Party shall include an endorsement in the foregoing policies indicating that the underwriters agree to waive all rights of subrogation to the extent of such Party’s obligations. Further, each Party shall name the other Party as an additional insured under the foregoing policies to the extent of the indemnities required under this Agreement.

15.3.3	The mere purchase and existence of insurance coverage shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

15.3.4	In the event of a Crude Oil loss for which a Party must indemnify the other Party under this Agreement, the indemnifying Party’s insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

16.	FORCE MAJEURE

16.1	Neither Party shall be liable to the other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected Party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

16.2	The affected Party rendered unable to perform shall give written notice to the other Party within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Crude Oil affected. Such Party also shall promptly notify the other when the Force Majeure Event has terminated.

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the Commencement Date and as of the date of any purchase of Crude Oil hereunder, that:

17.1.1	it is (A) an “eligible commercial entity” and an “eligible contract participant” as defined in Sections 1a(11) and 1a(12) of the U.S. Commodity Exchange Act, as amended, and (B) a “forward contract merchant” under section 101(26) and a “master netting agreement participant” under section 101(38B), for purposes of the Bankruptcy Code;

17.1.2	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

17.1.3	such execution, delivery and performance do not violate or conflict with any Applicable Law in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

17.1.4	all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement (including any internal authorizations, approvals and consents required by such Party under its organizational documents) have been obtained or submitted and are in full force and effect, and all conditions of this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects;

17.1.5	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

17.1.6	it is in good standing under the laws of each jurisdiction in which it is required to perform under this Agreement, and all governmental and other authorizations, approvals, consents, notices, licenses and filings that are required to have been obtained or submitted by it in order to perform under this Agreement under the Applicable Laws of each relevant jurisdiction have been obtained or submitted and are in full force and effect;

17.1.7	no Termination Event or Potential Event of Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.8	there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;

17.1.9	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

17.1.10	it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

17.1.11	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction, and is capable of assuming, and assumes, the risks of the Transaction Documents and any transactions contemplated thereunder; and it is capable of assuming those risks;

17.1.12	the other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement;

17.1.13	it is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of any of the Transaction Documents;

17.1.14	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto; and

17.1.15	none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.

17.2	Mutual Covenants.

17.2.1	Compliance with Applicable Laws. Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2	Books and Records. All records or documents provided by any Party to the other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are accurate or complete.

17.2.3	Indemnity. In addition to any other remedies under this Agreement, a Party that fails to comply with the requirements of Section 17.2.1 or 17.2.2 shall indemnify the other Party from and against any and all losses of whatever nature arising out of or connected with such non-compliance.

17.3	Additional TRC Representations and Warranties. TRC represents and warrants to MSCG as of the Effective Date, and shall be deemed to represent and warrant as of the Commencement Date and as of the date of any purchase of Crude Oil hereunder, that:

17.3.1	In the case of any action, inaction, consent, approval or other conduct that falls within the definition of “Bankrupt” with respect to TRC, TRC intends that MSCG’s rights and entitlements to the following shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, and TRC shall not oppose the exercise of MSCG’s rights and entitlements to accelerate, close-out, liquidate, collect, net and set off rights and obligations under any of the Transaction Documents, including the rights set forth in Section 18.

17.3.2	It acknowledges that MSCG from time to time during the Term will own all Crude Oil that MSCG purchased from third parties and is in-transit to the Transfer Points, wherever located, including while within a Pipeline, until transfer of title to TRC or a third party, and further, will own all receivables and proceeds generated from the foregoing and has the right to sell, encumber and pledge such Crude Oil.

17.4	Additional TRC Covenants.

17.4.1	TRC agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any Lien with respect to, any portion of the MSCG In-Transit Volumes.

17.4.2	TRC agrees that, during the Term hereof, it shall not enter into any Crude Oil arrangement for the purchase of Crude Oil to be shipped by TRC to the Refinery or third parties or otherwise relating to the Refinery or TRC’s other operations other than this Agreement.

17.4.3	TRC agrees, from time to time on MSCG’s request, to execute, deliver and acknowledge, or to cause any party to any Credit Agreement to execute, deliver and acknowledge, such further documents and instruments and to take such other actions as MSCG may reasonably request in order to more fully effect the purposes of the transactions contemplated by and the provisions of this Agreement.

17.4.4	TRC agrees that, during the Term hereof, any binding agreement entered into by it that would result in a Change of Control with respect to TRC will provide for a period no shorter than 60 days from the date of execution of such binding agreement to the date upon which the Change of Control becomes effective.

17.4.5	If the Parties mutually agree that it would be commercially reasonable for MSCG to sell any portion of the MSCG In-Transit Volumes to a third party or otherwise dispose of any such MSCG In-Transit as a result of cessation of operations at the Refinery (as a result of a Force Majeure Event or otherwise), or for any other reason, TRC agrees that it will reimburse MSCG for all costs, losses and expenses incurred by MSCG in connection therewith, and MSCG agrees that it will pay through to TRC any gains in connection therewith. Each Party shall act in a commercially reasonable manner in such determination. For the avoidance of doubt, such losses, costs and expenses (or gains) would include MSCG’s market losses (or gains) related to the difference in the price at which MSCG is able to sell or otherwise dispose of Crude Oil and the Price that would have applied to such Crude Oil if sold to TRC under this Agreement, and would include losses (or gains) incurred in connection with any related hedge transactions. MSCG shall use commercially reasonable efforts to mitigate costs, losses or expenses resulting from a cessation of Refinery operations.

18.	TERMINATION EVENTS, DEFAULT AND EARLY TERMINATION

18.1	Non-fault Based Early Termination Events.

18.1.1	Change of Law.

Each Party shall make reasonable efforts to monitor proposed Changes of Law which may reasonably be expected to have an impact on such Party’s performance of its obligations under the Transaction Documents or its ability to hedge in a commercially reasonable manner trading positions related to (i) purchases and sales under this Agreement or in contemplation of fulfilling the objectives of this Agreement (“Hedging Activities”) and shall promptly notify the other Party upon becoming aware of any such proposed Change of Law. Such notice shall identify the proposed Change of Law and set out, in reasonable detail, the effects the notifying Party anticipates such Change of Law would have upon the Transaction Documents (or such Party’s performance thereunder) or its Hedging Activities if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Change of Law.

If a Change of Law results or would result in a Party (the “Adversely Affected Party”) incurring incremental damages, losses, costs, expenses, fees, fines, payments, Taxes, liabilities, penalties or other sanctions of a monetary nature (“Losses”) in excess of $3,000,000 per annum solely as a result of such Party’s performance of its obligations under the Transaction Documents or as a result of its Hedging Activities, the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change of Law by providing written notice (a “Change of Law Notice”) to the other Party (the “Non-Affected Party”), provided always that the Adversely Affected Party shall use all reasonable efforts to minimize the effects of such Change of Law and/or to mitigate the incremental Losses incurred by such Adversely Affected Party as a result of such Change of Law.

Within seven days of receipt of a Change of Law Notice, the Parties shall meet in good faith with a view to identifying any steps the (“Consequential Steps”) that would alleviate the effects of the relevant Change of Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental Losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and liabilities) existing between the Parties under this Agreement as of the Effective Date.

In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 days of receipt by the Non-Affected Party of the Change of Law Notice, the Adversely Affected Party may terminate this Agreement, effective as of the earlier of (i) the effective date of the Change of Law and (ii) six months following receipt by the Non-Affected Party of the Change of Law Notice, in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.1.2	Change of Control. Upon the occurrence of a Change of Control with respect to TRC, MSCG may, in its sole discretion, accelerate this Agreement and designate a Termination Date, which shall be no earlier than the effective date of such Change of Control event, on which to terminate this Agreement in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.1.3	Increase in Working Capital Rate.

In the event the Parties cannot reach agreement on an adjustment to the Working Capital Rate upon a request by MSCG to increase the Working Capital Rate pursuant to Section 8.2.4.2 (“Increase Request”) within 10 days of such Increase Request, if such adjustment would be reasonably likely to result in TRC incurring increased costs in connection with this Agreement in excess of $***** per annum, TRC may terminate this Agreement upon written notice to MSCG specifying a Termination Date no earlier than six months following TRC’s receipt of the Increase Request. In connection with such termination, the Parties shall terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

For the period from and excluding the date of the Increase Request through the Termination Date, the Working Capital Rate shall be increased by MSCG to a rate that would not be reasonably likely to result in TRC incurring increased costs in connection with this Agreement in excess of $***** per annum.

18.2	Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances shall constitute a “Default” or an “Event of Default”:

18.2.1	A Party or its Guarantor fails to make payment when due under this Agreement within two Business Days following receipt of a demand for payment by the other Party.

18.2.2	A Party fails to (i) provide financial information as required by Section 12.1, (ii) provide the other Party with Security as required by Section 12.6, or such Security expires, terminates or no longer is in full force and effect, in each case within two Business Days following receipt of a demand therefor.

18.2.3	A Party breaches any representation, warranty made or repeated or deemed to have been made or repeated by the Party in any material respect when made or repeated or deemed to have been made or repeated under this Agreement, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten Business Days from the date that such Party receives notice that corrective action is needed.

18.2.4	Other than a default more specifically described in this Section 18.2, a Party fails to perform any obligation or breaches a covenant required under this Agreement, which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within five Business Days from the date that such Party receives written notice that corrective action is needed, provided that no grace period will apply to any failure by TRC to notify MSCG of a Change of Control in accordance with Section 12.5.8.

18.2.5

There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party or its Guarantor under any Specified Agreement, which is not cured within the applicable time period, if any. Upon the occurrence of such event, the defaulting party (or in the case of a default by a Guarantor, the Party whose Guarantor defaulted) under the Specified Agreement shall be deemed to be the Defaulting Party hereunder and the other Party shall be deemed to be the Performing Party.

18.2.6	A Party, a Party’s Guarantor or any of a Party’s direct or indirect parent companies becomes or is Bankrupt.

18.2.7	A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty if such failure continues after any applicable grace or notice period, (ii) breaches any representation, covenant or warranty or any representation proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured to MSCG’s reasonable satisfaction, in its sole discretion, within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects, in whole or part, any obligation under its Guaranty, or challenges the validity of its Guaranty.

18.2.8	Receipt of notice by the other Party of a consolidation, amalgamation, merger or transfer that would constitute a Credit Event Upon Merger or the occurrence of a Credit Event Upon Merger with respect to a Party or its Guarantor.

18.2.9	There shall have occurred either (i) a default, event of default or other similar condition or event (however described) in respect of TRC or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $10,000,000 that has resulted in such Specified Indebtedness becoming immediately due and payable under such agreements and instruments before it would have otherwise been due and payable, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity or (ii) a default by TRC or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $10,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

18.2.10	Any claim is asserted or Lien (other than a Lien granted by MSCG) is placed on any portion of the Crude Oil owned by TRC or any portion of the MSCG In-Transit Volumes due to an act or omission of TRC or any of its creditors or such Lien or claim is imminent. Upon the occurrence of such event, TRC shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.11	Due to an act or omission of TRC or any of its creditors, MSCG’s first priority Lien in any portion of the Crude Oil owned by TRC or any portion of the MSCG In-Transit Volumes shall cease to exist or shall lose its priority, or any action is taken to impair or negatively impact MSCG’s first priority Lien in any portion of the Crude Oil owned by TRC or any portion of the MSCG In-Transit Volumes, including the assertion by any creditor that MSCG would not be entitled to an exclusive, first priority Lien in any of such Crude Oil, and, if it is reasonably likely that such event is capable of cure within three Business Days, such event shall not have been cured by the third Business Day following TRC’s receipt of notice that corrective action is needed. Upon the occurrence of such event, TRC shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.12	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party under any Transaction Document.

18.2.13	There shall have occurred a default under the Intercreditor Agreement in respect of any party thereto that is prejudicial to a Party’s rights hereunder, provided that where such default under the Intercreditor Agreement occurs with respect to a party other than the Parties hereto, PBF shall be deemed to be the Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.14	The occurrence of a Letter of Credit Default in relation to any letter of credit provided by a Party hereunder.

18.2.15	There shall have occurred a default, event of default or other similar condition or event (howsoever described) in respect of a Party or a Party’s Affiliate under the Products Offtake Agreement between PRC and MSCG dated as of December 14, 2010, the DCRC Offtake Agreement or any future refinery supply or offtake agreement between a TRC Affiliate and MSCG and such agreement is accelerated or there occurs a default (howsoever described) with respect to a Party or a Party’s Affiliate thereunder substantially similar to one of the defaults described in Sections 18.2.1 (if such default is in an amount in excess of $1,000,000), 18.2.2 (sub-clause (ii) only), 18.2.6, 18.2.7, 18.2.8 or 18.2.9; provided, however, that any default under this Section 18.2.15 will only give rise to termination of this Agreement if the refinery offtake or supply agreement is also simultaneously terminated in accordance with its terms.

18.3	Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in Sections 18.3.1 through and including 18.3.4 shall constitute an “Additional Termination Event” and, in each instance, TRC shall be deemed to be the “Affected Party” and MSCG shall be deemed to be the Performing Party (as defined in Section 18.4) for purposes of determining the rights and remedies available to the Performing Party under Sections 18.4 and 18.6.

18.3.1	The sale, lease, sublease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or a material portion of the Refinery assets other than to an Affiliate.

18.3.2	Either (i) operations at the Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 60 consecutive days.

18.3.3	There occurs an inability to inject Crude Oil into any Pipeline (in each case, other than as a result of a Force Majeure Event), in any material respect for a period of at least 60 consecutive days and alternative arrangements cannot be mutually agreed to by the Parties.

18.3.4	A Force Majeure Event affecting the Refinery or a Pipeline has occurred and is continuing for a period of at least 60 consecutive days.

18.4	Remedies Generally. Notwithstanding any other provision of this Agreement, any Guaranty or any Specified Agreement, upon the occurrence and continuance of an Event of Default with respect to a Party or such Party’s Guarantor (such Party referred to as the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Party, the other Party (in each case, the “Performing Party”) may in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities (for any costs arising from delay or otherwise) to the Affected Party or the Defaulting Party, as the case may be, do any or all of the following:

18.4.1	suspend its performance under this Agreement, including any Crude Oil sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party or Affected Party;

18.4.2	accelerate the Payment Date with respect to all Delivered Volumes that have not yet been paid for to such day;

18.4.3	declare all or any portion of the Defaulting Party’s or Affected Party’s, as applicable, obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or Affected Party, as applicable;

18.4.4	upon written notice to the Defaulting Party or the Affected Party, specify a date (the “Early Termination Date”) on which to terminate this Agreement in accordance with Section 11, subject to MSCG’s rights under Section 18.6 if MSCG is the Performing Party;

18.4.5	terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;

18.4.6	close out any Specified Agreements pursuant to Section 18.7;

18.4.7	determine the Termination Amount due the Performing Party upon early termination as provided in Section 18.8; and

18.4.8	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity.

18.5	Early Termination Fee.

18.5.1	In the event that this Agreement is terminated by MSCG pursuant to its rights under Section 18.1.2, TRC shall pay to MSCG an Early Termination Fee in an amount equal to (i) if such termination occurs before the first anniversary of the Commencement Date, $*****, or (ii) if such termination occurs after the first anniversary of the Commencement Date, $*****.

18.5.2	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.4 as a result of an Event of Default, the Defaulting Party shall pay to the Performing Party an Early Termination Fee in an amount equal to (i) if the Event of Default occurs before the first anniversary of the Commencement Date, $***** or (ii) if the Event of Default occurs after the first anniversary of the Commencement Date, $*****.

18.5.3	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.4 as a result of an Additional Termination Event, the Affected Party shall pay to the Performing Party an Early Termination Fee in an amount equal to $*****.

18.5.4

The Parties agree that the Early Termination Fee payable from one Party to the other Party pursuant to Section 18.5.1 represents a genuine pre-estimate of the loss that MSCG will suffer as a result of the termination of this Agreement in the circumstances described in Section 18.5.1 and is payable in lieu of MSCG’s rights to claim damages resulting from such termination.

18.5.5	The Parties agree that the Early Termination Fee payable from the Defaulting Party or the Affected Party, as applicable, to the Performing Party pursuant to Section 18.5.2 or 18.5.3 represents a genuine pre-estimate of the minimum loss that the Performing Party will suffer as a result of the termination of this Agreement in the circumstances described in Section 18.5.2 or 18.5.3, and that the payment of the Early Termination Fee shall be in addition to the payment of any other amounts the Performing Party shall be entitled to in connection with termination pursuant to this Section 18.

18.6	Additional Remedies Available to MSCG if TRC Is the Defaulting Party or Affected Party. If a Termination Event has occurred and is continuing and TRC is the Non-Performing Party, MSCG may, in its sole discretion: (i) demand that TRC purchase from MSCG all of the MSCG In-Transit Volumes, (ii) arrange for the alternate disposition of any of the MSCG In-Transit Volumes; and (iii) terminate the assignment of any Supply Contracts or Pipeline agreements from TRC to MSCG resulting in their reversion to TRC where applicable.

18.7	Export of Defaults to and Liquidation of Specified Agreements. The occurrence of an Early Termination Date shall constitute a material breach and an event of default, howsoever described, under all Specified Agreements, and the Performing Party may, by giving a notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Agreements and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Agreements that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Agreements may not be liquidated and terminated under Applicable Law on such date, as soon thereafter as is reasonably practicable. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Agreements in accordance with the terms set forth in such Specified Agreements, which shall be aggregated or netted to a single liquidated amount (the “Specified Agreement Close-Out Amount”) and paid pursuant to the terms of such agreements, or if no payment date is specified, on the payment date specified in Section 18.9. In determining the Specified Agreement Close-Out Amount, the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Agreement.

18.8	Determination of the Termination Amount in the Event of Early Termination. The amount payable in respect of early termination shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “Termination Amount”) owing from one Party to the other Party:

18.8.1	if MSCG requires TRC to purchase the MSCG In-Transit Volumes pursuant to Section 18.6, the applicable Price of the MSCG In-Transit Volumes determined in accordance with Schedule 5 as of the date of termination;

18.8.2	the Specified Agreement Close-Out Amount as determined pursuant to Section 18.7;

18.8.3	the amount of any performance assurance, credit support or collateral provided by or on behalf of TRC under this Agreement or any Specified Agreement held by MSCG at the Early Termination Date, which shall be applied as a credit to TRC;

18.8.4	Breakage Costs, including, for avoidance of doubt, the losses and costs (or gains) incurred (or realized) by the Performing Party, if MSCG, in terminating, transferring, or otherwise modifying any outstanding contracts with Customers (except supply contracts assigned by TRC to MSCG in February 2011);

18.8.5	all Unpaid Amounts, including any purchase price for Crude Oil that has not yet been paid as described under Section 18.4.2;

18.8.6	any other amounts or adjustments that are owed one Party by the other Party under this Agreement or any other Transaction Document; and

18.8.7	the applicable Early Termination Fee, if any, as provided in Section 18.5.

18.9	Payment of Termination Amount. The Performing Party shall notify the Non-Performing Party of the Termination Amount due from or due such Party. If the Non-Performing Party owes the Termination Amount to the Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If the Performing Party owes the Termination Amount to the Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Agreements and pursuant to its rights of close-out and setoff under Section 18.10.

18.10	Setoff Rights of Performing Party. If the Performing Party elects to designate an Early Termination Date under Section 18.4.4, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Party), to setoff against the Termination Amount (whether such Termination Amount is payable to the Performing Party or to the Non-Performing Party) any other amounts payable under any agreements between the Non-Performing Party and the Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the Termination Amount is so set off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give notice to the other Party of any set-off effected under this Section 18.10.

18.11	Non-Exclusive Remedies. The Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.

18.12	Indemnification. The Non-Performing Party shall reimburse the Performing Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. The Non-Performing Party shall indemnify and hold harmless the Performing Party for any damages, losses and expenses incurred by the Performing Party as a result of any Termination Event.

19.	INDEMNIFICATION AND CLAIMS

19.1	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, TRC shall defend, indemnify and hold harmless MSCG, its Affiliates, and their

Representatives, agents and contractors for and against any Liabilities which is caused by TRC or its Representatives, agents or contractors, in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of MSCG, its Representatives, agents or contractors.

19.2	TRC agrees to indemnify MSCG for *****, except to the extent that such liability could have been mitigated by MSCG’s use of commercially reasonable efforts.

19.3	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, MSCG shall defend, indemnify and hold harmless TRC, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by MSCG or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of TRC, its Representatives, agents or contractors.

19.4	In addition to the indemnification obligations set forth in Sections 19.1 though 19.3 and elsewhere in this Agreement, each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”), its Affiliates, and their Representatives, agents and contractors, harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Crude Oil or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) if any of the Indemnifying Party’s representations, covenants or warranties made herein proves to be materially incorrect or misleading when made.

19.5	The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.6	Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

20.	LIMITATION ON DAMAGES

20.1

Except for the Parties’ indemnification obligations set forth in this Agreement, or unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

21.	INFORMATION AND INSPECTION RIGHTS

21.1	Audit Rights. Upon request by either Party, the other Party shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement, except for any documents or pricing information concerning any of MSCG’s proprietary activities that are in the custody or control of MSCG or any other person (whether or not related to this Agreement) or MSCG’s hedging activity or trading positions with any person that may have been utilized in connection with any Supply Contracts.

21.2	Right to Physical Inspection. From time to time during the Term, MSCG shall have the right, at its own cost and expense, to have an Independent Inspector conduct surveys and inspections of any of the Tanks or facilities at the Refinery that are used to handle, store or transfer the Crude Oil from the Tanks to the Refinery process units, and to observe any Crude Oil transfer, handling, metering or related activities; provided that such surveys and inspections shall be made during normal working hours and upon reasonable notice and shall not disrupt the Refinery’s normal operations. Such surveys and inspections shall be in compliance with the Refinery’s prevailing rules and procedures, and the Party undertaking such survey or inspection shall be responsible for its own personnel and representatives. If any dispute between the Parties has not been resolved as of the Early Termination Date or Termination Date, as applicable, MSCG’s inspection rights under this Section 21.2 shall continue for a period that is the later of (i) the date on which all amounts due by one Party to the other Party as a result of termination or expiration of this Agreement are paid as provided in Section 18 and (ii) removal of or transfer of title to the Crude Oil owned by MSCG or its consignees or assignees from the Refinery.

22.	GOVERNANCE COMMITTEE

22.1	Approved Representatives. The Parties shall each appoint by written notice to the other Party two senior individuals representing them (the “Approved Representatives”) to be members of a governance committee (the “Governance Committee”) to administer, resolve and determine matters relating to the operation and administration of the Transaction Documents and to keep the Parties appraised of all material aspects of and developments relating to the Transaction Documents. Each Approved Representative must be currently employed by the appointing Party at all times. Either Party may replace one or both of the individuals serving as its Approved Representatives in its discretion from time to time upon written notice to the other Party.

22.2	Meetings of the Governance Committee. The quorum for decision making at a meeting of the Governance Committee shall be not less than one Approved Representative appointed by each Party. Meetings of the Governance Committee shall be held quarterly or as required to resolve any matter or dispute or if so requested by either of the Parties.

22.3

Decisions of the Governance Committee. If agreement is reached in writing, the Governance Committee shall have such written agreement reflected in a mutually acceptable amendment to this Agreement; provided that revisions to the schedules to this Agreement may be made upon the mutual agreement of the Authorized Representatives in writing (including by an exchange of e-mails or electronic messages) without a formal amendment. The Parties agree that the

Governance Committee shall have due regard to the Parties’ goals and objectives that were the basis of entering into this Agreement when making any relevant decisions or making any agreement in respect of any matter referred to it under the Transaction Documents.

22.4	Third Party Referee. Without prejudice to any provision of this Agreement that sets out a specific time frame for consideration of a matter by the Governance Committee or for the Parties to have specific rights following the Governance Committee failing to agree on matters referred to it, in the event the Governance Committee cannot reach agreement within 30 Business Days on any matter before it, after consulting in good faith and using all reasonable efforts to reach agreement, such matter or dispute shall be referred to an independent third party for resolution. Such independent third party shall have an expertise in the subject matter and shall be mutually agreed upon by the Parties. Such firm’s determination shall be in the form of a written opinion, as is appropriate under the circumstances, to be delivered within 30 days of submission of the dispute to the firm or as soon thereafter as the firm can reasonably render its decision, and shall confirm that it was rendered in accordance with this Section 22, including that it was arrived at with due regard to the contract objectives. The fees and expenses of such firm for its services in resolving such dispute shall be borne equally by the Parties. With respect to any matters before the Governance Committee, the Parties agree that no Party shall take action under Section 23 until the procedures of this Section 22 have been completed provided, however, that any applicable statute of limitations shall be tolled during such period and either Party may seek immediate injunctive relief if so required.

23.	GOVERNING LAW AND DISPUTES

23.1	Governing Law. This Agreement and all matters arising in connection therewith, including validity and enforcement, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. Each Party hereby submits itself to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, State of New York or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan, State of New York and to service of process by certified mail, delivered to the Party at its last designated address.

23.2	EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY SUCH COURT OR TO THE VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AGREES TO DESIGNATE ANY PROCEEDING RELATING TO THIS AGREEMENT BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AS “COMMERCIAL” ON THE REQUEST FOR JUDICIAL INTERVENTION SEEKING ASSIGNMENT TO THE COMMERCIAL DIVISION OF THE SUPREME COURT OF THE STATE OF NEW YORK.

23.3	Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, but without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

24.	ASSIGNMENT

24.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.2	A Party may not assign or otherwise transfer any of its rights or obligations or subcontract or delegate in whole or in part the performance of any of its obligations under this Agreement to any person without the prior written consent of the other Party, except as set forth in Section 24.3; provided that if a Party requests assignment or transfer of this Agreement to an Affiliate, consent shall not be unreasonably withheld. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless the Parties otherwise agree in writing.

24.3	Either Party may assign its receivables under this Agreement to a third party without the consent of the other Party.

24.4	Any prohibited assignment in violation of this Section 24 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

25.	NOTICES

25.1	Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, facsimile, or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address or facsimile number set forth in Section 25.2, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 25.1. Other than notices relating to a Potential Event of Default, a Termination Event, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile, or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile delivery, or the registry or certification receipt for registered or certified mail.

25.2	Addresses.

If to TRC:

Toledo Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: Executive Vice President, Commercial

With a copy to:

Toledo Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: General Counsel

If to MSCG:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Randall O’Connor

Phone: 914-225-1466

Facsimile: 914-225-9298

E-mail: randall.o’connor@morganstanley.com

With a copy to:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Kenneth Carlino

Phone: 914-225-1417

Facsimile: 914-225-9299

E-mail: kenneth.carlino@morganstanley.com

26.	NATURE OF THE TRANSACTION AND RELATIONSHIP OF THE PARTIES

26.1	Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction, shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.

27.	CONFIDENTIALITY

27.1

This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Party or its Representatives, are confidential (collectively, “Confidential Information”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Party that it uses to preserve its own confidential information, and in no event less than reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 27.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other Party or its credit support provider in making such disclosure, or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This provision shall remain in effect for two years following the termination of this Agreement.

27.2	In the case of disclosure covered by clause (ii) of Section 27.1, and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

28.	MISCELLANEOUS

28.1	Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement, except as expressly provided herein. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination, shall continue in full force and effect notwithstanding termination of this Agreement.

28.2	Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Agreement (whether entered into prior to, on or after the Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events, or the netting and setting off of amounts due. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

28.3	Severability. If at any time any court of competent jurisdiction declares any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will, in any way, be affected or impaired. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

28.4

Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this

Agreement are cumulative and not exclusive of any rights or remedies (provided by Applicable Law or otherwise). Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

28.5	Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.

28.6	No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

28.7	Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

28.7.1	use all reasonable efforts to notify the other Party of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.7.2	take the other Party’s comments on the proposed announcement into account as is reasonable in the circumstances, provided such comments are received within two Business Days of the notification.

28.8	Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.

Executed by

MORGAN STANLEY CAPITAL GROUP INC.

/s/ Nancy A. King
Name: Nancy A. King
Title: Vice President
Date: 5/26/11

Executed by

TOLEDO REFINING COMPANY LLC

/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary
Date: 5/31/11

SCHEDULE 1 – PIPELINES

Canada Pipelines:

(1)	Peace Pipeline Limited
(2)	Pembina Pipeline – Northern Pipeline (formerly Federated), Drayton Valley Pipeline, Alberta Oil Sands Pipeline
(3)	Rainbow Pipeline Limited
(4)	Enbridge Pipeline – Mainline
(5)	Husky Mainline
(6)	Suncor Mainline
(7)	Keystone Pipeline

United States Pipelines:

(8)	Belle Fourche Pipeline
(9)	Enbridge Pipeline (North Dakota) LLC
(10)	Enbridge Energy, Limited Partnership (Lakehead)
(11)	Enbridge Merchant Pipeline (Cushing)
(12)	Enterprise Product Partners LP (Midland)
(13)	Mesa Pipeline
(14)	Plains All American Pipeline (Basin and Cushing)
(15)	Sunoco Logistics Partners L.P. (Millenium, Nederland Terminal, Tulsa/Cushing)
(16)	West Texas Gulf Pipeline
(17)	BKPL – Sun Pipeline – Buckeye
(18)	EQO1 – Shell So. LA System
(19)	SGUF – Sun Pipeline Gulf Coast
(20)	SPCT – Sun Pipeline Central Texas
(21)	SPOK – Sun Pipeline Oklahoma
(22)	SWAY – Seaway Pipeline
(23)	WMO1 – Sun Pipeline Barnsdall
(24)	CHAP – Chi Cap
(25)	BUFF – Koch Gathering System
(26)	CHDS – Deep Sea Terminal
(27)	PENZ – Penzoil

SCHEDULE 2 – TRANSFER POINTS AND PRICING DATES

Delivery Location	Transfer Point	Pricing Date*
Marysville, Michigan

Pipeline: As the Crude Oil passes the downstream flange of the meter measuring receipt of Crude Oil upon intake.

Tank: As the Crude Oil passes the inlet flange of TRC’s storage tank to which the Crude Oil is being delivered.

*****
Patoka, Illinois	As the Crude Oil passes the downstream flange of the Marathon Eastern Trunk pipeline meter measuring receipt of Crude Oil upon intake.	*****
Cushing, Oklahoma	As the Crude Oil passes the downstream flange of the Ozark pipeline meter measuring receipt of Crude Oil upon intake.	*****
Longview, Texas	As the Crude Oil passes the downstream flange of the pipeline meter measuring receipt of Crude Oil upon intake.	*****
St. James, Louisiana	As the Crude Oil passes the downstream flange of the pipeline meter measuring receipt of Crude Oil upon intake.	*****
Mid-Valley Pipeline at Clarkson, Kentucky	As the Crude Oil passes the downstream flange of the pipeline meter measuring receipt of Crude Oil upon intake.	*****
Mid-Valley Pipeline at Haynesville, Louisiana	As the Crude Oil passes the downstream flange of the pipeline meter measuring receipt of Crude Oil upon intake.	*****
Detroit, Michigan	As the Crude Oil passes the in-take flange of the relevant tank at the Buckeye Woodhaven terminal.	*****

*	If the Pricing Date falls on a day that is not a Business Day, then the Pricing Date shall be the next following Business Day.

SCHEDULE 3– FORM OF NOMINATION AND FORECAST REPORT

Form of Nomination and Forecast Report

All Dates and Volume Data are Included for Illustrative Purposes Only

Date of Nomination:	June 19, 2011
Delivery Month 1:	July 2011
Delivery Month 2:	August 2011
Delivery Month 3:	September 2011
Delivery Month 4:	October 2011
Delivery Month 5:	November 2011
Form Author:	TRC
Report Frequency:	Prior to the 20th of every month
Scheduled Maintenance:	[Insert dates/comments if any]

Consumption Month	1	2	3	4	5
Crude Oil Grade	Volume (MBPD)
Domestic Sweet
Syncrude
Alberta Common Synthetic (ACS)
Michigan Sweet
North Dakota Sweet
Canadian Sweet
North Louisiana Sweet		*****
LLS

Kentucky Sweet
West Texas Sour
LEF Composite

West Texas Intermediate
Gulf Coast B

Total		*****

Crude Oil Logistics	Volume (MBPD)
West Texas Gulf Pipeline
Mid Valley Pipeline
Marysville Pipeline		*****
Ozark Pipeline
Marathon Pipeline

SCHEDULE 4 – FORM OF WEEKLY NOMINATION

Form of Weekly Nomination

All Dates and Volume Data are Included for Illustrative Purposes Only

Date of Nomination:	February 17, 2011
Form Author:	TRC
Report Frequency:	On Each Business Day
Scheduled Maintenance:	[Insert dates/comments if any]

Volume in Barrels
	Tank #						Total Crude Oil Requirement
Date	405	408	409	410	412	413

18-Feb-11
19-Feb-11
20-Feb-11
21-Feb-11				*****
22-Feb-11
23-Feb-11
24-Feb-11

Total

SCHEDULE 5 – CRUDE OIL PRICING FORMULAS

The prices for MSCG’s sales of Nominated Volumes to TRC would be calculated as follows:

Price (in USD per barrel, for delivery to TRC at the Transfer Point) = A + B + C + D, where;

A	=	[REDACTED]

B	=	[REDACTED]

C	=	[REDACTED]

D	=	[REDACTED]

General Provisions

The Volumes listed above will be adjusted according to the crude oil selection and nomination provisions in Section 5 of the Agreement.

SCHEDULE 6 – FORM OF WTI DIFFERENTIAL REPORT

WTI Differential Report	Illustrative Expample

Assumptions
Refinery Run Month			Apr-11
Injection Month			Mar-11
Spread Month			Feb-11

Refinery Run Rate			[redacted]	MBD
Days in Run Month			[redacted]	Days
Total Volume for Apr-11			[redacted]	MB
Total Number of Spreads to Place in Spread Month			[redacted]	MB

Nymex WTI Profile
Injection Month Pricing Days	Prompt Month Nymex WTI Contract				Run Month Pricing Days	Prompt Month Nymex WTI Contract
1-Mar	Apr CL	Apr CL Prompt	[redacted]		1-Apr	May CL	May CL Prompt	[redacted]
2-Mar	Apr CL	May CL “Prompt”	[redacted]		4-Apr	May CL	Jun CL “Prompt”	[redacted]
3-Mar	Apr CL	Total Days	[redacted]		5-Apr	May CL	Total Days	[redacted]
4-Mar	Apr CL				6-Apr	May CL
7-Mar	Apr CL	Apr CL %	[redacted]		7-Apr	May CL	May CL %	[redacted]
8-Mar	Apr CL	May CL %	[redacted]		8-Apr	May CL	Jun CL %	[redacted]
9-Mar	Apr CL				11-Apr	May CL
10-Mar	Apr CL				12-Apr	May CL
11-Mar	Apr CL				13-Apr	May CL
14-Mar	Apr CL				14-Apr	May CL
15-Mar	Apr CL				15-Apr	May CL
16-Mar	Apr CL				18-Apr	May CL
17-Mar	Apr CL				19-Apr	May CL
18-Mar	Apr CL				20-Apr	June CL
21-Mar	Apr CL				21-Apr	June CL
22-Mar	Apr CL				25-Apr	June CL
23-Mar	May CL				26-Apr	June CL
24-Mar	May CL				27-Apr	June CL
25-Mar	May CL				28-Apr	June CL
28-Mar	May CL				29-Apr	June CL
29-Mar	May CL
30-Mar	May CL
31-Mar	May CL
WTI Price and Spread Profile

Nymex WTI Pricing as of COB	January 20, 2011

Contract	Feb-11	Mar-11	Apr-11	May-11		Jun-11
Price ($/bbl)	[redacted]	[redacted]	[redacted]		[redacted]	[redacted]
Long Position (MB)	—	—	[redacted]		[redacted]	—
Short Position (MB)	—	—	—		[redacted]	[redacted]
Market Structure Differential Calculation
Buy Apr/May	[redacted]	MB @ spread of	[redacted]	$	/bbl
Buy Apr/Jun	[redacted]	MB @ spread of	[redacted]	$	/bbl
Buy May/Jun	[redacted]	MB @ spread of	[redacted]	$	/bbl

Total / Wtd. Avg.	[redacted]	MB @ spread of	[redacted]	$	/bbl

Total Market Structure Differential					[redacted]

SCHEDULE 7 – ESTIMATED TRANSIT TIME AND TVM COST CALCULATION METHODOLOGY

Crude Oil Transit Time and TVM Cost Calculation

Illustrative TVM Cost Calculation
(Number of Days)
Injection Point	Total Transit Time to Delivery Point		Transit Time Post Delivery Point	Average Tank Time		Payment Term	Total Receivable Days	Total TVM Days	Interest Rate	TVM Charge
Enbridge P/L
Edmonton
Hardisty
Regina
Cromer
Clearbrook
Lewiston				[numbers redacted	]
Marysville
Alexander
Stanley
Trenton

Mid-Valley P/L
Midland
Colorado City
Abilene
Longview				[numbers redacted	]
Clarkson
Haynesville

Marathon P/L
Cushing
Patoka				[numbers redacted	]

Grade	OSA
Volume (Bbls)	[redacted	]
Base Price before TVM ($/Bbl)	[redacted	]
Capital Usage ($)	[redacted	]
Injection Point	Edmonton
TVM Charge	[redacted	]
TVM Cost ($) ($/Bbl)	[redacted	]

SCHEDULE 8 – LOGISTICS COSTS

The below tariffs are intended to be reflective of actual published tariffs.

All tariffs are expressed in US Cents/bbls.

Tariff Schedule
Cents/Bbl
Mesa / West Texas Gulf
Midland to Midland Pumpover	[REDACTED]

Midland to Colorado City	[REDACTED]

Colorado City to Longview	[REDACTED]

Millenium

Nederland to Longview	[REDACTED]

Sunoco Pipeline L.P.

Tulsa to Cushing	[REDACTED]

Tariff from Origins along Enbridge System to Marysville by Grade

Cents/Bbl
Grade	Edmonton	Hardisty	Regina		Cromer		Clearbrook		Lewiston
CNS	[REDACTED]
HSB		[REDACTED]
MST					[REDACTED	]
MSW	[REDACTED]
NSA			[REDACTED	]
OSA	[REDACTED]
PAS	[REDACTED]
OPTI/PSC	[REDACTED]
SSX	[REDACTED]
Syncrude	[REDACTED]
UHC							[REDACTED	]
UHL									[REDACTED	]

SCHEDULE 9 – ENBRIDGE NORTH DAKOTA LINE TERMS

Term:	Effective for the month of [REDACTED] and continuing as per the terms and conditions of the Crude Oil Supply Agreement between MSCG and TRC.

Quantity:	Equal to [REDACTED] TRC’s owned or controlled allocated space on Enbridge’s Pipeline’s North Dakota’s system from Alexander, Trenton, Stanley and/or any other location(s) on the Enbridge system to Clearbrook, MN. This volume is currently estimated to be approximately [REDACTED] per day.

Quality:	[REDACTED]

MSCG’s Sale to TRC

Price:	[REDACTED]

For pricing purposes, the oil delivered during any given Calendar month shall be deemed to have been delivered in equal daily quantities during such month.

Delivery:	Delivery shall be made and title and risk of loss shall pass from MSCG to TRC as the crude oil is transferred within a location upstream of the facilities of Enbridge Pipeline North Dakota system at Alexander and/or Stanley and/or Trenton, ND.

MSCG’s Purchase from TRC

Price:	[REDACTED]

For pricing purposes, the oil delivered during any given Calendar month shall be deemed to have been delivered in equal daily quantities during such month.

Delivery:	Delivery shall be made and title and risk of loss shall pass from TRC to MSCG as the crude oil is transferred within the facilities of Enbridge Pipeline North Dakota system at Clearbrook, MN.

Payment:	Shall be made on the 20th of the month following the month of delivery upon presentation of a faxed invoice and appropriate pipeline documentation verifying volumes. Payment will be made via wire transfer.

SCHEDULE 10 – HEDGE ADJUSTMENT AMOUNT

Calculation of June 2011 Hedge Adjustment Amount (for July CL)

MSCG’s Hedging for TRC Account
Date		TAS WTI ($/bbl)	Ratable Sale (Bbls)	Actual Consumption (Bbls)	Daily Imbalance (Bbls)	Cumulative Inventory Build/(Draw) (Bbls)	Hedging to Offset Daily Imbalance (Bbls)	Contract Roll (Bbls)	Cumulative Hedging Position (Bbls)
5/20/2011	(End of Prior Period)
5/21/2011
5/22/2011
5/23/2011	(Beginning of Period)
5/24/2011
5/25/2011
5/26/2011
5/27/2011
5/28/2011
5/29/2011
5/30/2011
5/31/2011
6/1/2011
6/2/2011						*****
6/3/2011
6/4/2011
6/5/2011
6/6/2011
6/7/2011
6/8/2011
6/9/2011
6/10/2011
6/11/2011
6/12/2011
6/13/2011
6/14/2011
6/15/2011
6/16/2011
6/17/2011
6/18/2011
6/19/2011
6/20/2011
6/21/2011	(End of Period)

Total							*****

Hedge Adjustment Amount Calculation
Sum of Purchase/Sale of July CL
Roll July to August CL			*****
Total Hedge Adjustment Amount